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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TITAN MACHINERY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TITAN MACHINERY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 2026 Annual Meeting of Stockholders of Titan Machinery Inc. (the "Annual Meeting") will be held virtually over the Internet at www.virtualshareholdermeeting.com/TITN2026 beginning at 9:00 a.m., Central Time, on June 8, 2026, for the following purposes:
1.    To elect three Class I directors each for a three-year term.
2.    To conduct an advisory vote on a non-binding resolution to approve the compensation of our named executive officers.
3.    To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2027.
4.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
    Only stockholders of record at the close of business on April 10, 2026 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment or postponement thereof.
    Your vote is important. You are cordially invited to attend the virtual Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/TITN2026. Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mail as described in the Notice of Internet Availability, first sent to stockholders on or about April 29, 2026, containing instructions on how to access our proxy materials.
    IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE UPCOMING ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 8, 2026: The Proxy Statement, Proxy Card, and Annual Report on Form 10-K are available in the Investor Relations section of the Titan Machinery Inc. website at https://www.titanmachinery.com.

BY ORDER OF THE BOARD OF DIRECTORS

Bryan J. Knutson President and Chief Executive Officer
West Fargo, North Dakota
April 29, 2026

TITAN MACHINERY INC.
Annual Meeting of Stockholders
June 8, 2026

PROXY STATEMENT

INTRODUCTION
    Your proxy is solicited by the Board of Directors (the "Board") of Titan Machinery Inc. (referred to in this Proxy Statement as "we," "us," "our," or the "Company") for our Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on June 8, 2026 (the "Annual Meeting"), over the Internet at www.virtualshareholdermeeting.com/TITN2026 and for the purposes set forth in the Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof. The proposals to be voted on at the Annual Meeting are described in this Proxy Statement.
    The mailing address of our principal executive office is Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. We expect that this Proxy Statement, the related Proxy Card, Notice of Annual Meeting of Stockholders, and the Notice of Internet Availability (the "Notice") will first be made available to our stockholders on or about April 29, 2026.
GENERAL INFORMATION

Purpose of the Annual Meeting	At the Annual Meeting, our stockholders will act upon the following proposals outlined in the Notice of Annual Meeting of Stockholders:
Proposal 1 - Election of Three Class I Directors for a Three-Year Term
Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers
Proposal 3 - Ratification of Independent Registered Public Accounting Firm for fiscal year ending January 31, 2027
Following the formal portion of the Annual Meeting, management of the Company will be available to respond to appropriate questions from stockholders.

What is the format for this year's Annual Meeting?
This year’s Annual Meeting will be held virtually over the Internet. We have structured our virtual Annual Meeting to provide stockholders with substantially the same opportunities to participate in the Annual Meeting as if it were held in person, including the ability to vote shares electronically during the meeting and to ask questions during the meeting.

To attend the virtual Annual Meeting over the Internet, please visit www.virtualshareholdermeeting.com/TITN2026. We recommend that you log in at least 15 minutes before the Annual Meeting begins to ensure ample time to complete the check-in procedures and test your computer audio system. We will have technicians ready to assist you with any technical difficulties that you may encounter accessing the virtual meeting platform.

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, in your Proxy Card (if applicable) or on the instructions that accompanied your proxy material. You may also login as a guest in the event that you do not have a 16-digit control number. However, if you participate as a guest through the virtual meeting platform, you will not be able to vote your shares or submit questions during the Annual Meeting.

Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice or on your Proxy Card to ensure that your shares are represented and voted.

What is a Proxy?	It is your legal designation of another person to vote the shares of common stock of the Company ("Common Stock") that you own in the manner you direct. That other person is called a proxy. You may designate someone as your proxy in a written document, typically with a proxy card. We have authorized members of our senior management designated by the Board and named in your Proxy Card to represent you and to vote your shares as instructed. The proxies also may vote your shares at any adjournments or postponements of the Annual Meeting.

What is a Proxy Statement?	It is a document we give you when we are soliciting your designation of a proxy pursuant to Securities and Exchange Commission ("SEC") rules and regulations.

How is the Company distributing the proxy materials?
Similar to prior years, we are furnishing proxy materials to our stockholders via the Internet and, if requested, by mailing paper copies. Beginning on or about April 29, 2026, we will send (via email or mail) to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement, over the Internet. If you receive the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet, by telephone, or by mail.

Stockholder of Record	If your shares were registered in your name with our transfer agent as of the record date, April 10, 2026, you are a stockholder of record with respect to those shares.

Shares held in "Street Name"
If you hold your shares in an account at a bank, broker or other intermediary, then you are the beneficial owner of shares held in "street name" and the bank, broker or other intermediary is considered to be the stockholder of record. This bank, broker or other intermediary will send the Notice to you (or will send the printed proxy materials with the intermediary’s voting instruction card, if requested by you). As the beneficial owner of the Company’s shares, you have the right to direct your bank, broker or other intermediary on how to vote and you are also invited to attend the virtual Annual Meeting. However, if you are a beneficial owner, you are not the stockholder of record and in order to vote your shares during the Annual Meeting you must follow the instructions from your bank, broker or other intermediary. Please refer to the information your bank, broker or other intermediary provides to you. Stock exchange rules do not permit a bank, broker or other intermediary to vote "street name" shares on "non-routine" matters, such as the election of directors and approval of the compensation of our named executive officers, unless it has received voting instructions from the beneficial owner. The Company encourages beneficial owners to promptly direct their bank, broker or other intermediary on how to vote for the agenda items.

Number of Shares Required to be Present to Hold the Annual Meeting
In order to conduct the Annual Meeting, holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting as of the close of business on the record date, April 10, 2026, must be present electronically or by proxy at the virtual Annual Meeting. This constitutes a quorum. Your shares are counted as present if you attend the virtual Annual Meeting and vote electronically, or if you vote by proxy. Shares represented by proxies that include abstentions and broker non-votes (described below) will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

Proxy Solicitation and Cost	The cost of soliciting proxies, including the preparation, assembly and distribution of the proxies and soliciting materials will be borne by the Company. Directors, officers and employees of the Company may, without compensation other than their regular remuneration, solicit proxy votes personally or by telephone.

VOTING INFORMATION

Voting Methods
Shares Held of Record. All stockholders of record may vote via the Internet, by telephone, or by mail as described in the Notice or may vote electronically at the Annual Meeting.

Shares Held in Street Name. If your shares are held in "street name" you must instruct the record holder of your shares (i.e., your bank, broker, or other intermediary) how to vote your shares. If your shares are held in "street name" and you want to attend the virtual Annual Meeting and vote electronically, you will need to log-in to the virtual Annual Meeting platform using your 16-digit control number and have a valid legal proxy for the Annual Meeting from the record holder of the shares.

Revoking Your Proxy or Changing Your Vote
You may revoke your proxy designation at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of the Company, at 644 East Beaton Drive, West Fargo, North Dakota 58078, or by attending and voting electronically at the virtual Annual Meeting. If you are a beneficial owner of shares held in street name, you must follow the instructions from your bank, broker or other intermediary to revoke your previously given proxy.

Proposal 1 - Election of Directors (page 12)
The Board has nominated three candidates for election to our Board. On the vote to elect directors, stockholders may:
•Vote "FOR" one or more of the nominees; or
•"WITHHOLD" votes as to one or more of the nominees.

Directors will be elected by a plurality of the votes of stockholders present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter. This means that the three nominees who receive the greatest number of "FOR" votes cast will be elected as directors. If you "WITHHOLD" authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum but will have no effect on the election of that nominee.

The Board recommends that stockholders vote "FOR" the election of each nominee.

Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers (page 42)
The Board is holding a non-binding advisory vote to approve the compensation of our named executive officers (commonly referred to as the "Say-on-Pay Vote"). Stockholders may:
•Vote "FOR" the proposal;
•Vote "AGAINST" the proposal; or
•"ABSTAIN" from voting on the proposal.

The affirmative vote of a majority of the shares present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter is required to approve Proposal 2 (meaning a majority of the shares present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter must be voted “FOR” the proposal for it to be approved).

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 2.

Your vote on Proposal 2 is a non-binding advisory vote to approve the compensation of our named executive officers (as identified below in "Compensation Discussion and Analysis"). The Board will consider the results of this advisory vote when considering future executive compensation decisions, but it will not be binding.

The Board recommends that stockholders vote "FOR" the approval of the compensation of our named executive officers.

Proposal 3 - Ratification of Independent Registered Public Accounting Firm (page 43)
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027. The Board is seeking stockholder ratification of this appointment. On the vote to ratify the appointment of Deloitte & Touche LLP, stockholders may:
    • Vote "FOR" the proposal;
    • Vote "AGAINST" the proposal; or
    • "ABSTAIN" from voting on the proposal.

The affirmative vote of a majority of the shares present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter is required to approve Proposal 3 (meaning a majority of the shares present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter must be voted “FOR” the proposal for it to be approved).

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 3.

The Board recommends that stockholders vote "FOR" ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.

What if you do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each proposal when returning a proxy. If no specific voting instructions are given, proxies that are returned will be voted as follows:
•"FOR" the election of all director nominees;
•"FOR" the advisory approval of the compensation of our named executive officers; and
•"FOR" the ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2027.

Broker Non-Votes
A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owners of shares held in street name, and the broker does not have, or declines to exercise, discretionary authority to vote those shares. Brokers generally have authority to vote on "routine matters," as determined by applicable self-regulatory organizations governing that broker. Of the proposals presented at the Annual Meeting, only Proposal 3, the ratification of an independent registered public accounting firm, is considered to be a "routine matter."

"Broker non-votes" have the following effect:
•Your shares will be counted as present for the purposes of determining whether there is a quorum at the Annual Meeting.
•Your shares will not be counted as votes "FOR" or "WITHHOLD" authority for the election of the director nominees at the Annual Meeting.
•Your shares will not be counted as votes "FOR", "AGAINST", or "ABSTAIN" on Proposal 2 ("Say-on-Pay Vote") or Proposal 3 ("Ratification of Auditor"), as applicable.

OUTSTANDING SHARES AND VOTING RIGHTS
    The Board has fixed April 10, 2026, as the record date for determining stockholders entitled to vote at the Annual Meeting. Persons who were not stockholders at the close of business on such date will not be allowed to vote at the Annual Meeting. There were 23,309,167 shares of Common Stock issued and outstanding at the close of business on April 10, 2026. Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. No holders of any capital stock of the Company are entitled to cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
    The following table sets forth, as of April 10, 2026 (except to the extent indicated otherwise in the footnotes below), information regarding beneficial ownership of our Common Stock by:
•Each person known to us to beneficially own 5% or more of our Common Stock;
•Each named executive officer (as that term is defined under the rules and regulations of the SEC);
•Each of our directors (including director nominees); and
•All of our current executive officers and directors as a group.
    We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite the stockholder's name. We have calculated the percentage of Common Stock owned based on 23,309,167 shares of Common Stock outstanding on April 10, 2026. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078.

Name of Beneficial Owner	Number	Percent of Class
5% Beneficial Owners:
Global X Management CO LLC	1,812,090	7.77%
605 3rd Avenue, 43rd Floor
New York, NY 10158 (1)
BlackRock, Inc.	1,524,675	6.54%
50 Hudson Yards
New York, NY 10001 (2)
Dimensional Fund Advisors LP	1,250,369	5.36%
Building One
6300 Bee Cave Road
Austin, TX 78746 (3)
Names of Named Executive Officers and Directors/Nominees:
Bryan Knutson (4)	127,162	*
Robert Larsen (5)	55,498	*
David Meyer (6)	1,949,199	8.36%
Frank Anglin (7)	15,341	*
Tony Christianson (8)	244,921	1.05%
Christine Hamilton (9)	32,145	*
Jody Horner (10)	45,925	*
Richard Lewis (11)	9,705	*
Richard Mack (12)	46,471	*
All current executive officers and directors/nominees as a group (9 persons) (13)	2,526,367	10.84%
* Less than one percent.
(1)This information is based on the Schedule 13G filed with the SEC by Global X Management CO LLC on May 15, 2025. Global X Management CO LLC reported that, as of March 11, 2025, it had sole voting power over 1,812,090 shares of Common Stock and sole dispositive power over 1,812,090 shares of Common Stock.
(2)This information is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on October 17, 2025. BlackRock, Inc., as the ultimate parent company of various subsidiaries listed in Exhibit A to the Schedule 13G/A, may be deemed to beneficially own the shares held by such subsidiaries. BlackRock, Inc. reported that, as of September 30, 2025, it had sole voting power over 1,486,371 shares of Common Stock and sole dispositive power over 1,524,675 shares of Common Stock.

(3)This information is based on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP ("Dimensional") on January 21, 2026. Dimensional reported that, as of December 31, 2025, it had sole voting power over 1,229,051 shares of Common Stock and sole dispositive power over 1,250,369 shares of Common Stock. Dimensional, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company held by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Dimensional Funds. Dimensional and its subsidiaries disclaim beneficial ownership of such Common Stock. However, Dimensional reports that all such Common Stock is owned by the Dimensional Funds and disclaims beneficial ownership of such Common Stock.
(4)Includes 44,055 restricted shares held by Mr. Knutson that are subject to risk of forfeiture.
(5)Includes 34,566 restricted shares held by Mr. Larsen that are subject to risk of forfeiture.
(6)Includes 1,805,000 shares of Common Stock held by the Meyer Family Investment Limited Liability Limited Partnership, over which Mr. Meyer has shared voting and investment control. Also includes 5,811 restricted shares held by Mr. Meyer that are subject to risk of forfeiture.
(7)Includes 4,322 restricted shares held by Mr. Anglin that are subject to risk of forfeiture.
(8)Includes 180,000 shares of Common Stock beneficially owned by Adam Smith Companies, LLC. Mr. Christianson may be deemed to share beneficial ownership of the shares of Common Stock held beneficially by Adam Smith Companies, LLC by virtue of his status as a controlling owner of this entity. Mr. Christianson expressly disclaims beneficial ownership of any shares held by Adam Smith Companies, LLC, except to the extent of his pecuniary interest in such entity. Also includes 4,322 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.
(9)Includes 4,322 restricted shares held by Ms. Hamilton that are subject to risk of forfeiture.
(10)Includes 4,322 restricted shares held by Ms. Horner that are subject to risk of forfeiture.
(11)Includes 4,322 restricted shares held by Mr. Lewis that are subject to risk of forfeiture.
(12)Includes 4,322 restricted shares held by Mr. Mack that are subject to risk of forfeiture.
(13)Includes 110,364 restricted shares held by our current executive officers and directors that are subject to risk of forfeiture.

BOARD OF DIRECTORS
    The Board consists of three classes of directors, which classes are, as of the date of this Proxy Statement, composed of:
•three Class I directors who hold office until the 2026 Annual Meeting;
•two Class II directors who hold office until the 2027 Annual Meeting; and
•three Class III directors who hold office until the 2028 Annual Meeting.
or, in all cases, until their successors are duly elected and qualified.
The Nominating and Governance Committee has recommended, and the Board has approved, Tony Christianson, Christine Hamilton, and Bryan Knutson as director nominees for the three Class I director positions to be elected at the 2026 Annual Meeting.
Stan Erickson, a former Class II director, served as the Board's Lead Independent Director during part of calendar year 2026 pursuant to the Board's one-year waiver of the retirement age limit granted on September 5, 2024. Consistent with the terms of the Board's one-year waiver, Mr. Erickson resigned from the Board following the Board's March 2026 meeting. Mr. Erickson's retirement from the Board was effective March 13, 2026. At the Board's March 2026 meeting, the Board selected Jody Horner to serve as the Board's new Lead Independent Director effective upon Mr. Erickson's retirement.
Given Mr. Erickson's resignation from the Board, the Board reduced the size of the Board from nine members to eight members and the number of Class II directors from three to two effective upon Mr. Erickson's retirement.
The following information states the principal occupations for at least the past five years of the 2026 director nominees and the remaining directors whose terms will continue beyond the Annual Meeting subject to the Company's age based retirement policy as applicable:

Upon Election, These Nominees Will Hold Office Until the 2029 Annual Meeting		Position/Committee Membership/Biography

Tony Christianson	73	Director; Nominating and Governance Committee; Compensation Committee
		Mr. Christianson has been a director of Titan Machinery since January 2003. Since 1981, Mr. Christianson has been the Chairman of Cherry Tree Companies, an affiliated group of investment banking and wealth management firms in Minneapolis, Minnesota. Mr. Christianson also currently serves as managing partner of Adam Smith Companies, LLC, a holding company with investments in several companies, and as a director of MetaFarms, Inc., a privately-held SAS provider of information management for animal protein production. Among other attributes, skills and qualifications that we believe make Mr. Christianson qualified to serve on our Board, Mr. Christianson has comprehensive experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides particular value to the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

Christine Hamilton	70	Director; Chair of Nominating and Governance Committee; Audit Committee
		Ms. Hamilton has been a director of Titan Machinery since March 1, 2018. Ms. Hamilton is the co-owner and managing partner of Christiansen Land and Cattle, Ltd., a large diversified farming and ranching operation in central South Dakota, and is also the co-owner of Dakota Packing, Inc., a wholesale meat distribution business. Ms. Hamilton is a former director for the Federal Reserve Bank, Ninth District, located in Minneapolis, Minnesota, and is a current director of SAb Biotherapeutics, a publicly-traded clinical stage biopharmaceutical company, where she serves as chair of its compensation committee and a member of its nominating and corporate governance committee. Among other attributes, skills and qualifications that we believe make Ms. Hamilton qualified to serve on our Board, Ms. Hamilton brings to the Board her extensive experience in the agri-business sector and her unique knowledge of operating strategies, priorities and challenges facing our customers in the agriculture sector.

Bryan Knutson	47	Director; President and Chief Executive Officer
		Mr. Knutson has served as a director and President and Chief Executive Officer of Titan Machinery since February 1, 2024. Prior to that, Mr. Knutson served as our Chief Operating Officer since 2017, adding the position of President in 2022. Prior to these executive roles, Mr. Knutson led Titan Machinery's North American Agriculture and Construction Equipment Operations and has implemented lasting positive changes across the organization, leveraging his first-hand experience as a Sales Consultant, General Manager, and various Senior Field positions during his tenure at the Company, which commenced in September 2002. Mr. Knutson is a director and past Chairman of the Board of the Pioneer Equipment Dealers Association, which represents Equipment Dealers in Minnesota, North Dakota, and South Dakota. He currently serves as Region Director of Associated Equipment Distributors (an association dealers and manufacturers of equipment). Mr. Knutson has served long tenures on both the Case IH Agriculture and Case Construction Dealer Advisory Boards. Among other attributes, skills, and qualifications that we believe make Mr. Knutson qualified to serve on our Board, Mr. Knutson brings to the Board his in-depth knowledge of the Company’s operations, history, and culture, knowledge of the equipment dealership industry, and the ability to identify strategic priorities for the Company.

Directors Who Hold Office Until the 2027 Annual Meeting		Position/Committee Membership/Biography

Jody Horner	64	Lead Independent Director; Chair of Compensation Committee; Audit Committee
		Ms. Horner has been a director of Titan Machinery since August 1, 2015. Ms. Horner served as President of Midland University, a private liberal arts university located in Fremont, Nebraska from 2015 to 2025. Prior to joining Midland, Ms. Horner spent over 30 years at Cargill, Inc., holding several leadership positions including President of Cargill Meat Solutions, President of Cargill Case Ready, President of Cargill Salt, Vice President - Corporate Global Diversity, and Vice President - Human Resources. Ms. Horner also served as the Executive Sponsor for Cargill's worldwide business with Walmart and Sysco. At Cargill, Ms. Horner was a member of several corporate committees including the Global Business Conduct & Ethics Committee and the Global Enterprise Process, Data and Technology Committee. Ms. Horner holds a BA in Economics from St. Olaf College, Northfield, Minnesota and an MBA from the Carlson School of Management, University of Minnesota, Minneapolis, Minnesota. Among other attributes, skills and qualifications that we believe make Ms. Horner qualified to serve on our Board, Ms. Horner brings valuable insight to the Board based on her extensive experience in leadership positions and her broad knowledge of financial matters, operating strategies, agri-business markets, and human resources.

Richard Mack	58	Director; Chair of Audit Committee
		Mr. Mack has been a director of Titan Machinery since June 4, 2015. From June 2014 through his retirement in January 2018, Mr. Mack served as Executive Vice President and Chief Financial Officer for The Mosaic Company, a leading international producer and marketer of phosphate and potash crop nutrients. Prior to that, Mr. Mack held the position of Senior Vice President, General Counsel and Corporate Secretary for Mosaic from the date of its initial public offering in 2004 until his promotion in 2009 to Executive Vice President (while continuing his role as General Counsel and Corporate Secretary). In the decade prior to Mosaic's formation, he served in various legal positions at Cargill, Inc., and was a founding executive of Mosaic and Cargill Ventures. Mr. Mack was also the founder of the Streamsong Resort, which is owned by Mosaic. Mr. Mack served from 2018 through 2022 as a director and audit committee chair of Anuvia Plant Nutrient Holdings, Inc., which is a privately-held crop nutrient company. Mr. Mack currently serves as a director and finance committee chair of H.J. Baker & Bro., LLC, a privately-held sulphur and animal nutrition industry company, and also served as a director of Benson Hill from 2023-2025. Among other attributes, skills and qualifications that we believe make Mr. Mack qualified to serve on our Board, Mr. Mack brings to the Board significant experience as a public company executive, along with extensive knowledge of public company finance and financial statements, capital markets, corporate governance, agri-business markets, mergers and acquisitions, operating strategies, and international business.

Directors Who Hold Office Until the 2028 Annual Meeting	Age	Position/Committee Membership/Biography
Frank Anglin	63	Director; Nominating and Governance Committee; Compensation Committee

Mr. Anglin has been a director of Titan Machinery since February 1, 2022. Since March 11, 2025, Mr. Anglin has served as the Chief Financial Officer for Interstate Companies, Inc., a heavy and medium duty truck dealership. Prior to his appointment as CFO, he served as the Vice President, West and South Regions, for Istate Truck Centers, a wholly owned subsidiary of Interstate Companies, Inc., since September 2019. From July 2018 to August 2019, Mr. Anglin served as Chief Executive Officer, President and Director for Boyer Trucks. From January 2017 to May 2018, he served as CEO and Board Director for Midwest Can and Container Specialties Inc. Prior to that, he served as CEO, President, and Director for Western Peterbilt Inc., and held a variety of management positions during his tenure at General Electric and CNH. Among other attributes, skills and qualifications that we believe make Mr. Anglin qualified to serve on our Board, Mr. Anglin brings to the Board his substantial leadership experience in the equipment manufacturing and truck dealership industries, which provides the Board with a seasoned perspective on dealership operations, equipment manufacturing, operating strategies, financing, and investment strategies.

Richard Lewis	55	Director; Nominating and Governance Committee; Compensation Committee
		Mr. Lewis has been a director of Titan Machinery since February 1, 2024. A resident of Australia, Mr. Lewis currently serves as director and the principal executive of Iron Capital Group, a company founded by Mr. Lewis in 2015. Iron Capital Group offers equipment leasing solutions to earthmoving and mining customers in Australia and North America. Previously, Mr. Lewis was employed in various positions in the equipment finance and dealership industries. Mr. Lewis served as a director of the Australian Tractor and Machinery Association from 2002-2008, holding the position of chairperson for his final two years. In 2011, Mr. Lewis became a director of J.J. O’Connor & Sons Pty. Ltd. and was serving as Board Chair at the time of Titan’s acquisition of the O’Connors’ dealership business in October 2023. Among other attributes, skills, and qualifications that we believe make Mr. Lewis qualified to serve on our Board, Mr. Lewis has significant leadership experience in the Australian equipment industry, as well as in-depth knowledge of the equipment finance industry, operating strategies, financing and international business.

David Meyer	72	Chairman of the Board of Directors
		Mr. Meyer has served as our Chairman of the Board of Directors since 1980 and as Chief Executive Officer from 1980 through January 31, 2024. For the period from February 1, 2024 to January 31, 2025, Mr. Meyer served as Executive Chairman of the Board of Directors. Mr. Meyer worked for JI Case Company in 1975. From 1976 to 1980, Mr. Meyer was a partner in a Case/New Holland Dealership with locations in Lisbon, North Dakota and Wahpeton, North Dakota. In 1980, Mr. Meyer, along with a partner, founded Titan Machinery Inc. Mr. Meyer has served on both the Case Construction and CaseIH Agriculture Dealer Advisory Boards. Mr. Meyer is the past chairman and past board member of the North Dakota Implement Dealers Association. Mr. Meyer currently serves as a Trustee of the University of Minnesota Foundation, Director on the North Dakota Community Foundation, and Director of the Evans Scholars Foundation (ESF) of the Western Golf Association (WGA). Among other attributes, skills and qualifications that we believe make Mr. Meyer qualified to serve on our Board, Mr. Meyer is uniquely qualified to serve as a director and the Board's Chair due to his in-depth knowledge of the Company's history, business and industry, and his ability to effectively identify strategic priorities and to lead the discussion and execution of strategy.

Board Skills and Experience Matrix
The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors, which our Board believes are relevant to our business structure, and the tenure of our directors. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board. As shown by the tenure of our directors below, the Board also believes it is desirable to maintain a mix of experienced, longer-tenured directors who possess deep institutional knowledge along with newer directors who have different expertise, backgrounds and fresh perspectives.

	F. Anglin	T. Christianson	C. Hamilton	J. Horner	B. Knutson	R. Lewis	R. Mack	D. Meyer
Knowledge, Skills and Experience
Other Public Company Board Experience		X	X				X
Executive Leadership	X	X	X	X	X	X	X	X
Industry Knowledge	X	X	X		X	X	X	X
Finance and Accounting	X	X	X	X			X	X
Corporate Strategy and Execution	X	X	X	X	X	X	X	X
Sales and Marketing	X				X	X	X	X
Corporate Governance and Compliance	X	X	X	X			X	X
Operations and Supply Chain	X			X	X	X	X	X
International Operations	X			X	X	X	X	X
Human Capital and Executive Compensation	X		X	X	X	X	X	X
Risk Management	X	X	X	X	X	X	X	X
Technology and Data Security		X
Director Independence	X	X	X	X		X	X
Board Tenure
Years	5	19	8	11	3	3	12	19

Our Board believes that the current composition of the Board as a whole reflects an appropriate mix of tenure, skill sets, backgrounds and perspectives, experience and qualifications that are relevant to the Company's business strategy and governance.

ELECTION OF DIRECTORS
(PROPOSAL 1)
2026 Director Nominees
    The Nominating and Governance Committee recommended to the Board that the following persons be nominated and elected as directors at the Annual Meeting, which persons were then formally nominated by the Board:

Tony Christianson
Christine Hamilton
Bryan Knutson
    The nominees are currently Class I Directors whose terms expire at the upcoming 2026 Annual Meeting. Each of the nominees has consented to being named as a nominee. If elected, each nominee will serve a three-year term until the 2029 Annual Meeting or until his or her successor is duly elected and qualified, subject to the Company's age-based retirement policy as applicable. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for the nominee designated by the Board to fill the vacancy.
    THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.
NON-EMPLOYEE DIRECTOR COMPENSATION
    Our non-employee directors receive cash and restricted stock awards as compensation for their service as directors pursuant to our Non-Employee Director Compensation Plan, which, for fiscal 2026, was as follows:

	Cash Retainer ($)	Restricted Stock Awards ($)
Compensation for each non-employee director	55,000	80,000
Additional cash retainers:
Audit Committee Chair	25,000
Compensation Committee Chair	10,000
Nominating and Governance Committee Chair	10,000
Lead Independent Director	15,000
Board Chair	95,000
    We also reimburse our non-employee directors for reasonable expenses incurred in connection with their service as directors. Directors who are appointed to the Board during the year receive a prorated cash retainer and restricted stock award, the equity component of which is granted on the director's effective start date and has the same vesting date as awards to directors who serve for the full year.
Under the terms of the Non-Employee Director Compensation Plan, the cash portion of the non-employee director retainer (both the Board annual retainer and any committee chair, lead independent director, or chair retainer) is to be paid in arrears in equal quarterly installments on approximately the final business day of each fiscal quarter. Restricted stock awards under the Non-Employee Director Compensation Plan are granted on the date of the annual meeting of stockholders each year, and vest on the date of the next annual meeting of stockholders or such other date as determined by the Compensation Committee.
In addition, pursuant to the Non-Employee Director Compensation Plan, unvested restricted stock awarded to a director is automatically forfeited upon termination from service, unless the reason for termination from service is as a result of death, permanent disability (as determined by the Compensation Committee), or mandatory retirement pursuant to the Board’s retirement policy in which case the unvested restricted stock award will vest pro rata based upon the term of service as compared to the vesting period.

    The following table provides compensation information for our non-employee directors during fiscal 2026:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Frank Anglin	55,000	80,000	135,000
Tony Christianson	55,000	80,000	135,000
Stan Erickson	70,000	80,000	150,000
Christine Hamilton	65,000	80,000	145,000
Jody Horner	65,000	80,000	145,000
Richard Lewis	55,000	80,000	135,000
Richard Mack	80,000	80,000	160,000
David Meyer(2)	95,000	108,545	203,545
(1)These amounts represent the grant date fair value for each grant awarded in fiscal 2026, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation. Each director included in this table received an award of 4,322 restricted shares based on the $18.51 closing price for our Common Stock on the grant date of June 2, 2025. In addition, each director included in this table continued to hold their respective 4,322 restricted shares as of the end of fiscal 2026 on January 31, 2026.
(2)Effective February 1, 2025, David Meyer ceased to be an employee of the Company and became a non-employee director of the Board. Mr. Meyer served as a non-employee director from February 1, 2025, through June 1, 2025, but did not receive a restricted stock award for his service at that time. The Non-Employee Director Compensation Plan provides that a non-employee director who joins the Board mid-year is eligible for a prorated restricted stock award for the relevant service period. On June 17, 2025, the Compensation Committee approved the grant of a prorated restricted stock award to Mr. Meyer for his February 1, 2025, through June 1, 2025 service period consisting of 1,489 shares of restricted stock.
SUSTAINABILITY
Our mission is to serve the farmers and contractors who feed and build our world. We are committed to conducting our business operations and activities in a manner that maintains the health and safety of our employees, customers, visitors and contractors, protects the environment, conserves natural resources, positions us as a responsible and engaged partner in communities where we operate, and promotes an inclusive and engaged workforce. For more information on our commitment to sustainability matters, please visit the Investor Relations section of our website at https://www.titanmachinery.com. The content of the Company's website is not, and should not, be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.
Environmental Sustainability
We are a stakeholder in the future of our planet. We recognize the importance of sustainability and how it affects our Company and the agricultural and construction industries we serve. We work to be a positive force in protecting the environment by continually looking for ways to reduce our use of natural resources. As we upgrade and build new facilities, we work with our architects and contractors to make sensible modifications that we believe make our facilities environmentally and employee friendly.
As a retail distributor, we do not make the products we sell. However, we seek to partner with reputable, sustainability-conscious equipment manufacturers, suppliers, vendors, and contractors that can help us and our customers feed and build our world in a sustainable way. We believe that our primary supplier of equipment, CNH, is a global leader in environmental sustainability, and we share its values in this area. We believe that CNH has been at the forefront of sustainable product innovation as evidenced by its introduction of advanced precision solutions to our customers in order to allow them to maximize their acreage yields, while reducing the use of fuel, fertilizer, chemicals, water, and other crop inputs.
Commitment to Engaged Workplace
We are committed to a workplace where all employees are valued and have the opportunity to reach their full potential. We utilize a variety of initiatives across our footprint to seek to ensure that our workforce is representative of the communities where we conduct business. We also strive to build a culture of inclusion that leverages the strengths of all of our employees. From new hire orientation to management and leadership training, we are focused on developing global mindsets. Our Compensation Committee has included, as part of its charter and core agenda, an annual review of our workplace initiatives.

We conduct periodic employee engagement surveys designed to monitor overall employee engagement and identify actions that can be taken to improve our employees' motivation and job satisfaction. We welcome and value this transparent process and are committed to empowering our employees to express their views on relevant workplace matters. Management discloses to, and discusses with, the Compensation Committee the results of our employee engagement surveys and employee turnover data.
Health and Safety
We believe it is our responsibility to maintain a safe and healthy workplace at each of our business locations. Through proactive management, training, and employee accountability, we strive to embed safety into every level of the organization as a top priority. The Compensation Committee annually reviews the Company's health and safety policies and programs, and our human resources department oversees the health and safety programs for our workplaces.
Our corporate safety team collects data on recordable injuries, serious injuries, and near misses from each of our facilities, and engages in a root cause analysis and identifies corrective action to reduce the risk of future occurrences. This data is reviewed at least monthly by the executive leadership team and shared with the Board on a quarterly basis. Regular safety meetings are held at our facilities for store employees.
We are also committed to improving the health and well-being of our employees. Our wellness programs are continuously evolving to better educate, motivate and reward our employees for maintaining and achieving healthy lifestyles.
Community Engagement
We are committed to the communities we serve. As busy as our employees are, they make time to help their neighbors and support charities across our footprint. We offer all regular employees up to 24 hours of paid time off each calendar year for volunteer firefighting and emergency medical assistance, and an additional 16 hours of paid time off each calendar year for other community service activities.
Ethical Culture
In every business decision and transaction, we endeavor to act ethically – and we expect our employees and business partners to share in this effort. This means conducting business with integrity, while complying with all laws, rules and standards of conduct that apply to us in the many locations where we do business. We promote our commitment to ethics and compliance among our global workforce through our Code of Ethics and Business Conduct and related policies, and training programs. Each employee and non-employee director annually signs an acknowledgement affirming awareness of our Code of Ethics and Business Conduct and related policies.
Corporate Responsibility
Corporate responsibility and Environmental, Social, and Governance ("ESG") matters are important to the Company. The Board and its committees are actively involved in overseeing our corporate responsibility initiatives.
•the Nominating and Governance Committee is responsible for general oversight of ESG matters including the Company’s practices and strategies related to environmental, climate and sustainability matters;
•the Nominating and Governance Committee oversees matters related to the Company’s community and social impact, other than those matters subject to the oversight of the Compensation Committee;
•the Nominating and Governance Committee reviews and oversees the annual preparation of the Company’s Statement on Sustainability;
•the Compensation Committee has responsibility for oversight of human capital issues and the Company's initiatives related thereto;
•the Compensation Committee oversees and receives an annual management report on inclusion matters and oversees the Company's initiatives related thereto;
•the Compensation Committee annually reviews the Company's health and safety policies, programs, and workplace metrics;
•the Audit Committee is responsible for oversight of our ethics and compliance program, and the public disclosure of relevant ESG matters; and
•each of our committees reports to the Board on relevant corporate responsibility matters on a quarterly basis.
We have established a "Sustainability Committee", composed of cross-functional employees to consider, recommend, and oversee initiatives and policies relating to sustainability within the Company.

CORPORATE GOVERNANCE
Corporate Governance Highlights
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board accountability, and leads to stronger business performance. We are committed to maintaining robust corporate governance practices and will evaluate these practices going forward on a regular basis. Our Principles of Corporate Governance can be found on our website at https://www.titanmachinery.com.
The following summarizes certain highlights of our governance policies and practices:
•six out of eight continuing directors and director nominees are independent; only non-independent directors are the current CEO and the former CEO;
•each of the Audit Committee, Nominating and Governance Committee and Compensation Committee is composed entirely of independent directors;
•a Lead Independent Director, who has a significant and substantial role in Board and Company governance matters;
•independent directors meet regularly in private executive sessions without management or non-independent directors present;
•all directors attended 100% of the aggregate number of meetings of our Board and all committees of our Board on which they served during fiscal 2026;
•a well-rounded Board in terms of skills, experiences and qualifications;
•balance of new and experienced directors on Board;
•mandatory retirement from the Board at age 75, subject to the Board approving one-year waivers on a case-by-case basis;
•Code of Ethics and Business Conduct applies to all employees, directors, consultants and officers;
•annual say-on-pay vote;
•robust stock ownership guidelines for senior officers and directors;
•risk oversight by full Board and committees;
•annual review of committee charters;
•no stockholder rights plan (i.e., no “poison pill”);
•Insider Trading Policy prohibits hedging and pledging of Company securities;
•formal CEO evaluation process; and
•annual Board evaluation.

Board Leadership Structure
    David Meyer serves as the Chairman of the Board. Mr. Meyer is not independent due to his former role as CEO of the Company from 1980 through January 31, 2024, and his subsequent role as Executive Chairman of the Board through January 31, 2025. Although not independent, the Board believes that Mr. Meyer's continued service as Chairman of the Board is in the best interests of the Company and its stockholders. Mr. Meyer possesses unique familiarity with the Company's history, business and industry, making him capable of effectively leading operational and strategic discussions among directors of diverse backgrounds and experience. Mr. Meyer is able to prioritize the Board's agenda items, to identify issues to bring to the Board, and, together with our current Chief Executive Officer, to lead oversight and engagement with management on the Company's strategic plans and initiatives.

Our governance structure requires the appointment of a Lead Independent Director, that all members of our standing committees be independent, and that the independent directors of the Board and the committees of the Board hold regular executive sessions outside the presence of the Chairman, our Chief Executive Officer and other management. As described above, Jody Horner was selected by the Board to serve as the Lead Independent Director as required under our Principles of Corporate Governance for fiscal 2027. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chair and Chief Executive Officer on Board and committee meeting agendas, maintaining frequent contact with the Chief Executive Officer, reviewing and communicating results of the annual Board self-evaluation, advising the Chair and Chief Executive Officer on the efficiency and effectiveness of the Board meetings, assisting in extending invitations to prospective directors, and facilitating teamwork and communication among the non-employee directors and management.
Independence
    Our Board has determined that six of our eight current directors are independent directors, as defined by Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market. The six current independent directors are: Frank Anglin, Tony Christianson, Christine Hamilton, Jody Horner, Richard Lewis, and Richard Mack. Stan Erickson, who served on the Board for part of fiscal 2026, was also determined to be independent during his term of service. In making these determinations, the Board considered the analysis and recommendations of the Nominating and Governance Committee, as well as any related person transactions and other relationships with the Company.
Committees of the Board
Our Board has three standing committees: the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee. The following table sets forth the membership of each of the Company's committees during fiscal 2026.

Audit Committee	Nominating and Governance Committee	Compensation Committee
Richard Mack (Chair)	Christine Hamilton (Chair)	Jody Horner (Chair)
Stan Erickson (1)	Frank Anglin	Frank Anglin
Christine Hamilton	Tony Christianson	Tony Christianson
Jody Horner	Richard Lewis	Richard Lewis

(1)    Stan Erickson was a member of the Audit Committee for part of calendar year 2026 until his retirement from the Board and the Audit Committee effective March 13, 2026. Thereafter, the Audit Committee's membership was Richard Mack (Chair), Christine Hamilton and Jody Horner.

Audit Committee
    The Audit Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Audit Committee, may be amended upon approval of the Board. The Audit Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at https://www.titanmachinery.com. Among other matters, our Audit Committee:
•assists the Board in fulfilling its oversight responsibility to our stockholders and other constituents with respect to the integrity of our financial statements;
•appoints and oversees our independent auditors, approves the compensation of our independent auditors, reviews the independence and the experience and qualifications of our independent auditors' lead partner, and pre-approves the engagement of our independent auditors for audit and permitted non-audit services;
•meets with the independent auditors and reviews the scope and significant findings of audits and meets with management and internal financial personnel regarding these findings;
•reviews the performance of our independent auditors;
•discusses with management, the director of internal audit, and our independent auditors the adequacy and effectiveness of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and makes recommendations to the Board for approval;
•establishes procedures for the receipt, retention and treatment of complaints, including the anonymous submission of whistleblower complaints, regarding questionable internal accounting controls, auditing matters, and employee misconduct; and
•prepares the audit committee report to be included in our annual proxy statement.
    Our independent auditors, Chief Financial Officer, Director of Internal Audit, General Counsel, and management have regular contact with our Audit Committee. The Audit Committee regularly reports to our Board regarding its actions, decisions and recommendations.
    Our Board of Directors determined that the following members who served on the Audit Committee in fiscal 2026 qualified as an "audit committee financial expert" (as defined under SEC rules): Christine Hamilton, Jody Horner, and Richard Mack. Each member of our Audit Committee satisfies the independence standards of the Nasdaq Stock Market and SEC regulations. Each member of our Audit Committee during fiscal 2026 possessed the financial qualifications required of audit committee members set forth in the Nasdaq Stock Market listing rules.
    The Audit Committee met eight times in fiscal 2026.
Nominating and Governance Committee
    The Nominating and Governance Committee acts pursuant to a written charter with respect to the consideration and selection of nominees proposed for election to the Board, among other duties as described below. The charter, which is reviewed annually by the Nominating and Governance Committee, may be amended upon approval of the Board. The Nominating and Governance Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at https://www.titanmachinery.com.
The duties and responsibilities of the Nominating and Governance Committee include the following:
•makes recommendations to the Board regarding candidates for directorships;
•reviews the independence of our directors under applicable SEC and Nasdaq Stock Market rules, and advises the Board accordingly;
•establishes desired director attributes, skills, and background;
•reviews and makes recommendations to the Board regarding the size of the board, and organization and membership of our committees;
•oversees executive management succession planning;
•oversees the Company’s practices and strategies related to environmental, climate and sustainability matters;
•oversees matters related to the Company’s community and social impact, other than those matters subject to the oversight of the Compensation Committee;
•reviews and oversees the annual preparation of the Company’s Corporate Statement on Sustainability;

•annually reviews with management the Company’s compliance programs and related matters;
•reviews, approves and oversees all related party transactions; and
•reviews annually the Company’s organizational documents, Principles of Corporate Governance, Code of Ethics and Business Conduct, Insider Trading Policy, Related Party Transaction Policy, and other governance related policies, and recommends any changes to the Board.
    The Nominating and Governance Committee reviews director nominees proposed by stockholders. Stockholders may recommend a nominee to be considered by the Nominating and Governance Committee by submitting a written proposal to the Board of Directors at Titan Machinery Inc., Attn: Corporate Secretary, 644 East Beaton Drive, West Fargo, North Dakota 58078. A consent signed by the proposed nominee agreeing to be considered as a director should accompany the written proposal. The proposal should include the name and address of the nominee, in addition to the qualifications and experience of the nominee. The section below entitled "Stockholder Proposals for the 2026 Annual Meeting of Stockholders" sets forth the timing requirements for nominations made directly by a stockholder for consideration at our 2026 Annual Meeting of Stockholders.
    When reviewing and selecting candidates for recommendation to the Board, the Nominating and Governance Committee considers the attributes of the candidates and the needs of the Board and its committees and applies the same recommendation standards regardless of the source of the proposal, including nominees proposed by stockholders. For details regarding the stockholder director nominee process, including applicable requirements under the Exchange Act and our bylaws, see "Stockholder Proposals for the 2026 Annual Meeting of Stockholders." In evaluating director nominees, a candidate should have certain minimum qualifications, including the ability to read and understand basic financial statements, familiarity with our business and industry, high moral character and mature judgment, and the ability to work collegially with others. In addition, factors such as the following are considered:
•needs of the Board with respect to particular skills, backgrounds and experiences;
•knowledge, skills and experience of a nominee;
•legal and regulatory requirements;
•appreciation of the relationship of our business to the changing needs of society; and
•desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.
     The Company values the diversity of the skill sets, backgrounds and experiences among its Board members. Our Board and Nominating and Governance Committee believe that a board comprised of directors with diverse backgrounds, unique skill sets and experiences, and individual perspectives improves the discussions and decision-making process, which contributes to overall Board effectiveness. The Board does not have a formal policy with regard to the consideration of gender and/or diversity in identifying director nominees at this time. However, as described above, the Nominating and Governance Committee seeks candidates with a broad range of background, knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board.
    Each member of the Nominating and Governance Committee satisfies the Nasdaq Stock Market independence standards.
    The Nominating and Governance Committee met four times in fiscal 2026.
Compensation Committee
    The Compensation Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Compensation Committee, may be amended by approval of the Board. The Compensation Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at https://www.titanmachinery.com.
    The duties and responsibilities of the Compensation Committee include the following:
•develops and periodically reviews with management the Company's philosophy of compensation, taking into consideration enhancement of stockholder value and the fair and equitable compensation of all employees;
•reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, Chief Financial Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations, which compensation, with respect to our Chief Executive Officer, is then reviewed and, if acceptable, ratified by the Board;

•determines and approves equity awards to directors and employees made pursuant to the Company's equity incentive plans;
•annually reviews with management the Company's employee engagement initiatives and related strategy and accomplishments;
•annually reviews with management the Company's human capital management and related initiatives;
•annually reviews the Company's health and safety policies, programs, and workplace metrics;
•establishes and monitors minimum stock ownership guidelines for executive officers and directors;
•develops, reviews and administers senior management compensation plans, including incentive plans, benefits and perquisites;
•develops and recommends to the Board compensation plans for non-employee directors;
•annually considers the relationship between the Company's strategic and operating plans and the various compensation plans for which the Compensation Committee is responsible;
•periodically reviews with management and advises the Board with respect to employee benefits;
•conducts periodic compensation risk assessments, as further discussed below; and
•reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules. Based on such review and discussion, the Compensation Committee determines whether to recommend to the full Board that the Compensation Discussion and Analysis be included in the annual report or proxy statement.
    Our Chief Executive Officer, Chief Financial Officer, and other senior executives do not participate in the Compensation Committee's deliberations or decisions regarding their own compensation. Mr. Knutson provides input to the Compensation Committee on compensation for the other named executive officer, as appropriate. The Compensation Committee regularly reports to the Board regarding its actions, decisions and recommendations.
    The Compensation Committee annually conducts a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
    Each member of the Compensation Committee satisfies the Nasdaq Stock Market independence standards.
    The Compensation Committee met four times in fiscal 2026.
Board and Committees Meetings
    During fiscal 2026, the Board held eight formal meetings. The directors also participate in periodic virtual and/or telephonic conference calls with management for the purpose of reviewing updates on financial performance and business operations. The independent directors met in executive session at least quarterly during fiscal 2026. When appropriate, the Board takes formal action by written consent of all directors.
During fiscal 2026, each director attended 100% of the aggregate number of meetings of our Board and all committees of our Board on which the director served during fiscal 2026.
Directors' Attendance at Annual Meetings
    Directors' attendance at annual meetings of stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. The Board's policy is that, subject to unavoidable personal or business conflicts, directors shall attend stockholders meetings. All of our directors attended the Annual Meeting of Stockholders held virtually on June 2, 2025.

Stockholder Communications with the Board of Directors
    Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company's Corporate Secretary at the address below:
Titan Machinery Inc. Board of Directors
Attention: Corporate Secretary
644 East Beaton Drive
West Fargo, North Dakota 58078
    The communication should prominently indicate on the outside of the envelope the director or directors to whom it is directed. The Company's Corporate Secretary will forward the communications to all specified directors or, if no directors are specified, to the entire Board.
Code of Ethics and Business Conduct
Our Code of Ethics and Business Conduct applies to all employees, directors, consultants and officers, including the principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics and Business Conduct addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Code of Ethics and Business Conduct is available under "Corporate Governance" on the "Investor Relations" page of the Company's website at https://www.titanmachinery.com. The Company intends to include on its website at https://www.titanmachinery.com any amendment to, or waiver from, a provision of its Code of Ethics and Business Conduct that applies to the principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of SEC Regulation S-K. The Nominating and Governance Committee reviews the Code of Ethics and Business Conduct annually and recommends any changes to the full Board for approval.
Complaint Procedures
We maintain procedures to receive and investigate complaints regarding suspected misconduct, illegal activities or fraud, including questionable accounting, financial control and auditing matters, violations of federal securities laws, and other violations of federal and state laws or of the Company's Code of Ethics and Business Conduct. We have retained a third party vendor to maintain an anonymous confidential call-in and web-based reporting tool for the submission of concerns regarding these and other matters by any employee, stockholder or third party. Any submitted complaints are reported directly to the Company's General Counsel, who investigates and reports directly to the Audit Committee.
Board's Oversight of Risk Management
We believe that a structured, conscientious approach to risk management is a top priority for our Company. Our Board, both directly and through its committees, reviews and oversees our Enterprise Risk Management (“ERM”) program, which is an enterprise-wide program designed to identify critical enterprise risks and to develop mitigation plans to manage those risks.
While the Board and its committees exercise oversight of risk management, the executive team is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees. In fulfilling its responsibilities, management has developed a formal ERM process which includes the preparation of a written ERM Report that is presented to the full Board semi-annually.
The ERM Report describes specific risks within the following categories: Operations, International (Europe and Australia), Financial, Legal and Compliance, IT Systems, and Strategic, with separate reports prepared for domestic, Europe, and Australia operations. Each of these categories is assigned to a member of the executive team, who maintains primary responsibility for management of the applicable risks and updating the ERM Report no less than semi-annually. The ERM Report includes management’s assessment of the likelihood and potential impact of each identified risk, management’s assessment of the Company’s current capability to manage the risk, any risk mitigation plans in place or being developed, tracking of key risk indicators, and the future outlook for the risks.
On a semi-annual basis, management presents the updated ERM Report to the Board. In addition, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight as discussed in the sections below.
We believe that our ERM program accomplishes the following:
•Clearly defines risk management roles and responsibilities;
•Brings together senior management to discuss risk;
•Promotes visibility and constructive dialogue around risk; and

•Facilitates appropriate risk response strategies at the Board, committee, and management     levels.
In addition to the regular processes related to the ERM Report, management has established working committees that meet regularly to assess risks in certain areas, including an International Risk Committee that reviews all aspects of our international business risks and a Finance Risk Committee that reviews the Company’s derivative instruments, interest rate risk, and foreign currency exposures.
Cybersecurity Risk Management and Strategy
We have implemented a cybersecurity governance program intended to assess, identify, and manage risks from threats to the security of our information, systems, and network. Our risk-based measures aim to proactively manage threats and prove the effectiveness of our internal controls.
Our cybersecurity governance program has incorporated the Center for Internet Security Critical Security Framework as the structure to help detect and mitigate threats through risk-based controls designed to protect the Company’s information, systems, and network.
We continuously review and seek to enhance our program as risks evolve and compliance requirements change. We use our internal security team and third-party cybersecurity companies to jointly conduct periodical assessments and ongoing enhancements to our cybersecurity posture and identify and remediate risks from cyber threats. The assessment includes reviewing the cybersecurity controls of current third-party service providers periodically and prior to the engagement of new providers.
Security awareness training is provided to educate employees about cybersecurity threats and help them understand their responsibility in identifying, mitigating, and reporting security concerns or threats.
Along with other significant risks for the Company, we have sought to integrate cybersecurity into our enterprise risk management framework, by tracking key risk indicators, identifying emerging risks and implementing changes to the risk mitigation plan to achieve desired results.
Cybersecurity Governance
The Board is aware of the critical nature of managing risks associated with cybersecurity threats.
Our cybersecurity governance program is led by our Vice President of Information Technology (“VP of IT”). The VP of IT is informed about and monitors the prevention, detection, mitigation, and remediation efforts through regular communication and reporting from members of his information technology team. Our VP of IT has been assessing and managing cybersecurity risk for the Company since 2015, and has over 20 years of information technology industry experience in various roles. The Company established the position of IT Security Manager at the end of calendar year 2023, which position was filled by an individual with substantial experience in the field. The IT Security Manager reports to our VP of IT. Other team members who support our cybersecurity governance program have relevant education and industry experience. Periodically, the Company engages a third-party firm to conduct a cybersecurity assessment which identifies vulnerabilities and recommended mitigation steps.
Our VP of IT presents semi-annual reports, and more frequent reports as warranted, directly to the Audit Committee on cybersecurity risks, mitigation initiatives, incidents, assessment results, and related matters. The Audit Committee then reports this information to the full Board at the next board meeting.
The Company has adopted an Incident Response Policy that outlines our procedures for detecting, responding to, and recovering from cybersecurity incidents. The Policy defines responsible parties for various tasks, establishes communication protocols and incident response procedures, describes internal and external resources, and defines legal and regulatory compliance matters.
Audit Committee’s Role in Oversight of Risk Management
The Audit Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to significant accounting matters, financial reporting and disclosure matters, internal control matters, cybersecurity risks, and applicable compliance, legal and regulatory risks. In addition, the Audit Committee receives in depth reports no less than annually on the audit plan of the internal audit department, tax matters affecting the Company, cybersecurity and data security risks (semi-annual reports), treasury and banking operations, and credit department operations; the Audit Committee then reports to the full Board any risks identified in these reports. The Audit Committee reserves time at each meeting for private sessions with our Chief Financial Officer, General Counsel, Director of Internal Audit, and outside auditors, during which time relevant risk matters are discussed.

Compensation Committee’s Role in Oversight of Risk Management
The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs and other employment programs. The Compensation Committee annually reviews and addresses risks arising out of the Company’s executive compensation programs, cash incentive programs for other groups of employees, and sales commission plans. In establishing and reviewing the Company’s compensation programs, the Compensation Committee safeguards against the design and operation of the compensation programs that could encourage our executive officers or employees to take unnecessary or excessive risks.
Nominating and Governance Committee’s Role in Oversight of Risk Management
The Nominating and Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to Board structure and composition, executive succession planning, ESG and sustainability matters, and corporate governance. In addition, the Nominating and Governance Committee oversees the Board's annual self-evaluation process.
Our Leadership Structure is Supportive of Board Oversight of Risk Management
We believe that our leadership structure supports the risk oversight function of the Board in the following respects:
•Our ERM program and other formal reports to Board committees promote open communications between management and directors relating to risk;
•Each of the committee chairs reports to the full Board quarterly at regular meetings concerning the activities of the committee, including risk management matters;
•Each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function; and
•The Lead Independent Director promotes communication and consideration of matters presenting significant risks to the Company through her role in developing the Board’s meeting agendas, advising committee chairs, attending committee meetings, chairing meetings of the independent directors and facilitating communications between independent directors and the Chief Executive Officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
    We have a written Related Party Transactions Policy that requires our Nominating and Governance Committee to review and approve or ratify any "related party transaction" of the type required to be disclosed by Item 404 of Regulation S-K. The term "related parties" is defined as any directors, executive officers, stockholders beneficially owning more than 5% of our Common Stock, and their respective immediate family members. This Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $100,000, and in which any related person had, has or will have a direct or indirect interest. All of our directors, executive officers and employees are required to report to our General Counsel any proposed or completed related party transactions.
    All related party transactions are reviewed and may be approved or ratified by the Nominating and Governance Committee (not including any member of the Nominating and Governance Committee that is a related person with respect to the transaction being reviewed). The Nominating and Governance Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. The Nominating and Governance Committee may impose such conditions as it deems necessary and appropriate on the Company or the related party in connection with the transaction. In the case of a transaction presented to the Nominating and Governance Committee for ratification, the Nominating and Governance Committee may ratify the transaction, amend the transaction, or determine that termination or rescission of the transaction is appropriate.
Related Person Transactions in Fiscal 2026
    Other than as described below, there were no transactions that occurred during fiscal 2026 to which we were a participant in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, executive officer, beneficial owner of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

During fiscal 2026, Matt Meyer, the son of Chairman of the Board David Meyer, was employed by the Company as a General Manager at one of the Company's store locations. For fiscal 2026, Mr. Matt Meyer earned approximately $160,027 in total compensation from the Company, inclusive of base salary, incentive payments and receipt of equity awards, which is within the range of total compensation received by the Company's other store location General Managers. Mr. Matt Meyer is also eligible for standard employee benefits (PTO, health insurance, 401k employer contribution, basic life insurance, and long-term disability insurance) available to all full-time employees.
COMPENSATION DISCUSSION AND ANALYSIS
In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to Bryan Knutson, our President & Chief Executive Officer, and Robert Larsen, our Chief Financial Officer. In this Proxy Statement, we refer to Messrs. Knutson and Larsen as our "named executive officers."
Executive Summary
    Executive Compensation Overview for Fiscal 2026
~~•~~In fiscal 2026, Messrs. Knutson and Larsen each earned an annual performance cash bonus based upon achievement of two out of three performance objectives.
•The Compensation Committee compared our compensation program and the compensation of our named executive officers with our peer group, and concluded that our current executive compensation program is reasonable and appropriate.
•The Compensation Committee believes that our executive compensation program properly aligns the interests of our named executive officers with the interests of our stockholders.
We are committed to considering our stockholders' views on executive compensation
    We receive direct feedback from stockholders on our executive compensation programs through our annual advisory vote on the compensation paid to our named executive officers (commonly known as a "say-on-pay vote"). We hold the say-on-pay vote at each annual meeting of stockholders. At our 2025 Annual Meeting of Stockholders, our say-on-pay proposal received approval from 91.58% of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
Compensation Philosophy
We recognize that top talent is valuable to the Company and our stakeholders. Our compensation programs need to be structured in a way that allows us to attract, retain, and motivate leaders who help us achieve our objectives. The primary objectives of our executive compensation programs are stated as follows:
•attracting qualified and talented executives who can provide the appropriate leadership for our Company;
•retaining executives who have the critical skills necessary to achieve our strategic and operational objectives; and
•motivating our executives to drive outstanding Company performance.
We believe that the achievement of these stated objectives, through well-designed compensation programs, serves the long-term interests of our investors and other stakeholders.

The following principles guide the design of our compensation programs:

Guiding Principle	Company Philosophy/Approach
Pay for performance	Our compensation programs are designed to align executive compensation with the Company’s overall performance and business strategy. The design of our cash incentive compensation is based on objective financial performance metrics that we believe provide a direct link to the creation of stockholder value. We support a pay for performance philosophy by significantly emphasizing variable or at-risk compensation in the overall executive compensation program.
Alignment with stockholders	Our long-term incentives are delivered in the form of equity to provide executives with a direct interest in the performance of our stock. We have adopted and implemented stock ownership guidelines for our executives, which reinforce this principle.
Provide leadership stability and continuity	Our compensation programs are designed to reward commitment of our executives to the Company. We recognize that the stability of the leadership team enhances our business.
Be competitive	We conduct market pay analyses to ensure the compensation we pay our executives is competitive in terms of the elements and mix of pay, program design and resulting actual levels of pay.
Reflect factors of role and individual performance	We use the information from market pay analyses and apply it to the individual situation of each of our executives to ensure we are compensating for the executive’s level of responsibility and the executive’s skills and performance in that role.
    Compensation Program Design
    Our compensation programs consist of the following forms of compensation: base salary, annual cash incentive plan, and long-term equity awards.
•Base Salary - Base salary is the fixed element of each executive’s cash compensation. Base salary aids in attracting and retaining talented executives.
•Annual Cash Incentive Plan - The annual cash incentive plan provides for cash awards to eligible employees based on achievement of financial performance goals for the fiscal year. The annual incentive plan motivates participating executives to achieve financial performance goals by making their cash awards variable and dependent upon the Company’s annual financial performance.
•Long-Term Equity Awards - The Company provides long-term incentives consisting of equity awards, which may be time-based or performance-based. These equity awards are designed to motivate executives to focus on creating stockholder value over the longer term. These long-term awards also aid in the retention of our executives.
    Our Compensation Committee engages in an ongoing review of the design of our compensation programs to evaluate whether they remain consistent with our compensation philosophy and reflect what the Compensation Committee believes to be best practices among our peer group and the broader market.
Risk Mitigation
As discussed above, the Compensation Committee annually reviews and seeks to address risks arising out of the Company’s executive compensation program. The Compensation Committee strives to implement an executive compensation program that is simple, transparent, and devoid of perks and other benefits not provided to all employees. The Compensation Committee has established a cap on the amount eligible to be earned by each executive under the Company's annual cash incentive program, with no additional cash bonus being payable upon the achievement of greater than the established maximum goal for each financial metric that is part of the annual cash incentive program. The Compensation Committee has developed and monitors minimum stock ownership guidelines for executives, aligning the interests of executives with stockholders. Further supporting risk mitigation, the Board has adopted a robust anti-hedging/pledging policy and a clawback policy.

Fiscal 2026 Executive Compensation as Compared to our Peer Group
In fiscal 2026, the Compensation Committee did not engage a compensation consultant to perform a formal compensation study. However, the Compensation Committee reviewed the publicly reported compensation of the executive officers of our peer group, and compared this data to the target total direct compensation of our named executive officers, consisting of base salary, annual performance cash bonus, and the grant date fair value of restricted stock awards. The results of the peer group comparison are considered important and informative by the Compensation Committee. However, the Compensation Committee does not target compensation at a particular benchmark of the peer group analysis or otherwise make any determination of, or change to, compensation in reaction to market data alone. Rather, the Compensation Committee uses this information as one of several considerations to make its judgments and determinations of appropriate compensation levels for our named executive officers.
Role of Compensation Committee and Executive Officers in Setting Compensation
    Our Compensation Committee sets the compensation for our named executive officers, subject to full Board ratification of the compensation for our Chief Executive Officer. The named executive officers do not make recommendations or participate in the discussions and decisions respecting their own compensation. Mr. Knutson provides input to the Compensation Committee on compensation for our other named executive officers, as appropriate.
Consideration of Tax and Accounting Implications
    In setting executive officer compensation, we are generally aware of the tax implications under Sections 162(m) and 409A of the Internal Revenue Code and compensation expense charges under FASB ASC Topic 718, Compensation Stock-Compensation, and we may consider these factors when making future compensation decisions. Section 162(m) of the Internal Revenue Code generally imposes a $1 million cap on the deductibility of compensation paid to certain executive officers of a publicly held corporation during a year. Since the enactment of the Tax Cuts and Jobs Act of 2017, the executive officers to whom Section 162(m) applies include our Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any employee who was a “covered employee” for any preceding taxable year beginning after December 31, 2016. Further, the Tax Cuts and Jobs Act eliminated the “qualified performance-based compensation” exception to Section 162(m). Thus, it is expected that compensation deductions for any covered employee will be subject to a $1 million annual deduction limit (other than for certain compensation that satisfies requirements to be grandfathered under the new law). Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee may determine to award compensation to a covered employee that is not deductible under Section 162(m), as the Compensation Committee deems appropriate.
Clawback Policy
The Company's Clawback Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements. This Policy was designed to comply with Section 10D of the Exchange Act and the rules and standards adopted by the SEC or any securities exchange on which the Company's securities are then listed.
Equity Award Timing Policies and Practices
We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. Furthermore, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal equity award grant policy, the Compensation Committee typically approves equity awards for the named executive officers and other awardees at its June meeting, which is generally scheduled a year in advance. In fiscal 2026, we did not grant any stock options to our named executive officers, including during the time period outlined in Item 402(x) of Regulation S-K.
Stock Ownership Guidelines
    In order to align the interests of senior officers and directors of the Company with the interests of our stockholders and to promote our commitment to sound corporate governance, our Compensation Committee has adopted stock ownership guidelines for senior officers and directors of the Company (the “Stock Ownership Guidelines”). The Stock Ownership Guidelines require that the officers of the Company listed below hold the following dollar value of shares of our Common Stock during their employment with the Company:
•Chief Executive Officer - 3x annual base salary
•Chief Financial Officer - 2x annual base salary
•All other executive leadership team members - 50% of annual base salary

In addition, the Stock Ownership Guidelines require that each non-employee director of the Company must hold shares of Common Stock with a dollar value equal to four times the annual cash retainer paid to non-employee directors (excluding, for purposes of this calculation, any cash retainer paid to a non-employee director for purposes of serving as the chair, lead independent director or as a committee chair). Also, to further align director and stockholder interests, our restricted stock award agreements with our non-employee directors require that the restricted stock received thereunder must be held by the non-employee director and not sold during his or her term of service as a director, except to the extent permitted under the terms of the Non-Employee Director Compensation Plan - which allows a director to sell a number of shares of Common Stock sufficient to cover all or part of the state and federal tax liabilities arising from the current year's vesting of such director's restricted stock award at the highest applicable federal and state marginal tax rates (not to exceed 50%).
    For purposes of measuring compliance with the Stock Ownership Guidelines, shares of Common Stock owned directly or indirectly by the officer or director or his or her immediate family members residing in the same household and shares of unvested time-based restricted stock are considered “owned” shares. Shares underlying unexercised stock options, unvested performance-based restricted stock and unvested restricted stock units do not count towards satisfying the Stock Ownership Guidelines' requirements. The Compensation Committee reviews and reports to the Board on an annual basis regarding the stock ownership levels of our senior officers and directors. In connection with receipt and consideration of such reports, the Board expects to see meaningful progress towards the achievement of the Stock Ownership Guidelines as compared to ownership by our senior officers and directors as of the date of the previous report.
     Each of the officers and directors of the Company subject to the Stock Ownership Guidelines is afforded a reasonable period of time to achieve these minimum ownership levels. As of the close of fiscal 2026, all senior officers (including the named executive officers) and directors, other than Mr. Lewis who joined our Board as of February 1, 2024 have satisfied the Stock Ownership Guidelines. Mr. Lewis is making meaningful and appropriate progress towards meeting the requirements of the Stock Ownership Guidelines.
Trading Restrictions and Hedging Policy
    Our insider trading policy prohibits our directors and officers from trading our securities on a short-term basis and requires that any of our Common Stock purchased by our directors and officers in the open market be held for a minimum of six months. This policy also requires that directors and officers not "pledge" or "sell short" our Common Stock or buy or sell put or call options on our Common Stock. In addition, pursuant to this policy, we also prohibit directors, officers and employees from engaging in any speculative transactions or hedging transactions with respect to Company securities, including forward sale or purchase contracts, equity swaps, collars and exchange funds.
We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and the Nasdaq Stock Market listing rules. A copy of our insider trading policy was included as an exhibit in the Company's Annual Report on Form 10-K for fiscal year ended January 31, 2026.
Executive Succession Planning
Our Nominating and Governance Committee, pursuant to its charter, oversees executive management succession planning.
Peer Group
    The Compensation Committee engaged Mercer LLC ("Mercer") in fiscal 2025 as our independent compensation consultant to assess and update the Company's peer group for compensation benchmarking purposes. The Company’s executive officers did not participate in the selection of the companies for inclusion in the peer group.
    The Compensation Committee asked Mercer to develop a peer group by considering companies that:
•were compatible with the Company’s compensation strategy;
•were an accurate reflection of the typical external labor market;
•were consistent with the Company’s size and complexity of operations; and
•could be easily described to external constituents.

    Based on these considerations, the peer group for the Company consists of the following companies(1):

Alamo Group, Inc.	MarineMax, Inc.
Alta Equipment Group Inc.	Monro, Inc.
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.
Camping World Holdings, Inc.	Rush Enterprises, Inc.
DXP Enterprises, Inc.	The Manitowoc Company, Inc.
GATX Corporation	Titan International, Inc.
Herc Holdings Inc.
(1) The peer group used by the Company for fiscal 2025 also included H&E Equipment Services, Inc. and MRC Global Inc. We removed these companies from the peer group for purposes of fiscal 2026 due to the delisting of each company's shares from a stock exchange as a result of an acquisition and merger, respectively, of such company.
Executive Compensation Components for Fiscal 2026
    The principal elements of our executive compensation program for fiscal 2026 were:
•Base Salary;
•Annual Performance Cash Bonus; and
•Long-Term Equity Incentive Awards.
    In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, the Compensation Committee sought to place a meaningful percentage of an executive's compensation at risk, subject to achievement of specific performance objectives and long-term equity value creation.
    Base Salary
Base salary provides executives with fixed, non-contingent earnings. Our goal is to provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, performance of our Company (based upon achievement of financial goals and strategic initiatives), and job performance of each named executive officer. As a result of the Compensation Committee's evaluation of these factors, the Compensation Committee may adjust base salaries to better align an individual's base salary with comparative market compensation, to provide merit increases based upon individual or Company achievement, or to account for changes in roles and responsibilities. The Compensation Committee reviews each named executive officer's base salary following the close of each fiscal year. Historically, any adjustments to base salary have been effective on June 1 of that year.
Commencing February 1, 2024, the date that he assumed the role of President and Chief Executive Officer, and for fiscal 2026, Mr. Knutson's annual base salary was $575,000 (representing an increase of $50,000 from his base salary in fiscal 2024 when he served as Chief Operating Officer). Commencing June 1, 2024 and for fiscal 2026, Mr. Larsen's annual base salary was $450,000 (representing an increase of $30,000 as compared to fiscal 2024).
Annual Performance Cash Bonus
We establish competitive annual cash incentive opportunities for our named executive officers that link annual cash incentive compensation to the achievement of the Company's annual financial performance objectives of the business.
Each executive has a target bonus ("Target Bonus"), which is a percentage of the executive's annual base salary, under the annual incentive cash bonus plan.
Mr. Knutson was eligible to earn a cash bonus for fiscal 2026 ranging from 0% to 250% of his annual base salary, with the target bonus equal to 125% of his annual base salary or $718,750 (125% X $575,000).
Mr. Larsen was eligible to earn a cash bonus for fiscal 2026 ranging from 0% to 200% of his annual base salary, with the target bonus equal to 100% of his annual base salary or $450,000 (100% X $450,000).
For the annual cash bonus plan, our Compensation Committee establishes the financial performance categories for the fiscal year and the weight for each of the categories. The performance categories for the fiscal 2026 annual cash bonus plan were:

    1. Adjusted Pre-Tax Income: The Company's pre-tax income, determined in accordance with Generally Accepted Accounting Principles ("GAAP"), adjusted to exclude the pre-tax income impact from gains or losses that occur outside of the ordinary course of our business. For fiscal 2026, the only adjustment from GAAP pre-tax income for purposes of the calculation of Adjusted Pre-Tax Income were adjustments for the wind-down of our Germany business.
    2. Return on Assets ("ROA"): Calculated as Adjusted Pre-Tax Income (see above) divided by our average monthly total assets less available cash.
    3. Total Revenue: The Company's GAAP total revenue from its statement of operations.
The Compensation Committee allocated a portion of the eligible bonus amount to each of the financial performance categories as follows:

Financial Performance Category	% Allocation of Eligible Bonus Amount
Adjusted Pre-Tax Income	40%
Return on Assets	30%
Total Revenue	30%
The threshold, target and maximum financial goals for each metric are determined by the Compensation Committee in consideration of the Company's budget and financial estimates for the fiscal year, with the target goals deemed a realistic, but challenging goal and the maximum goal deemed a "stretch" goal for high performance. The threshold, target, and maximum goals for each of the three financial performance categories for the fiscal 2026 cash incentive plan are stated in the discussion below.
For fiscal 2026, the payout percentage at each of the goals (threshold, target and maximum) is as follows:
•20% of Target Bonus payable upon achievement of threshold goal;
•100% of Target Bonus payable upon achievement of target goal; and
•200% of Target Bonus payable upon achievement of maximum goal.
If the threshold goal is not satisfied for any financial performance category, then no bonus is payable for that category. If actual performance by the Company for any financial performance category falls between the threshold and target goals or between the target and maximum goals, then the percentage payout for that category is calculated proportionately based on where the actual performance falls within the range between the threshold and target goals or the range between the target and maximum goals, as applicable. No additional payment in excess of the maximum bonus amount is earned for performance exceeding the maximum goals. The calculated percentage payout for each financial metric, based on actual performance for the year, is referred to below as the "bonus payout percentage".
For each of the three financial performance categories, the cash bonus earned by the executive is calculated as follows: [the dollar amount of the Target Bonus for the executive i.e., $718,750 for Mr. Knutson, and $450,000 for Mr. Larsen] X [% of the eligible bonus amount allocated to the financial performance category - i.e., 40% for Adjusted Pre-Tax Income, 30% for ROA, and 30% for Total Revenue] X [the bonus payout percentage for the category based on actual results]. The cash bonus paid to the executive is equal to the sum of the bonus amounts earned for each financial performance category.
    Under the fiscal 2026 cash bonus plan, Mr. Knutson earned a bonus of $373,851 as described below.

	Maximum Percent of Base Salary Eligible for Cash Bonus	Eligible Max Cash Bonus Amount	Target Bonus	Bonus Earned	Bonus Earned as a % of Target
Bryan Knutson	250%	$1,437,500	$718,750	$373,851	52.01%

Under the fiscal 2026 cash bonus plan, Mr. Larsen earned a bonus of $234,063 as described below.

	Maximum Percent of Base Salary Eligible for Cash Bonus	Eligible Max Cash Bonus Amount	Target Bonus	Bonus Earned	Bonus Earned as a % of Target
Robert Larsen	200%	$900,000	$450,000	$234,063	52.01%

The threshold, target and maximum goals, the applicable bonus payout percentages at these goal levels, and the bonus calculation for each financial performance category are stated below:
1.Adjusted Pre-Tax Income (40%)
The goals and bonus payout percentage at each goal level are stated below:

	Adjusted Pre-Tax Income Goals	Payout Percentages
Threshold	$(39,534,480)	20%
Target	$(35,940,436)	100%
Maximum	$(26,955,327)	200%

Our fiscal 2026 Adjusted Pre-Tax Loss was $(41.8) million which is below the threshold goal. Therefore, our named executive officers did not receive a cash bonus attributable to this performance category.
2.Return on Assets (30%)
The goals and bonus payout percentage at each goal level are stated below:

	Return on Assets	Payout Percentages
Threshold	(2.63)%	20%
Target	(1.97)%	100%
Maximum	(0.99)%	200%
Our fiscal 2026 Return on Assets was (2.4)% resulting in a bonus payout percentage of 52.07%.
Mr. Knutson earned a bonus of $112,276 for this financial performance category, calculated as follows: $718,750 [Target Bonus] X 30% [weight for the performance category] X 52.07% [bonus payout percentage].
Mr. Larsen earned a bonus of $70,295 for this financial performance category, calculated as follows: $450,000 [Target Bonus] X 30% [weight for the performance category] X 52.07% [bonus payout percentage].
3.Total Revenue (30%)
The goals and bonus payout percentage at each goal level are stated below:

	Total Revenue Goals	Percentage Payout
Threshold	$2,073,905,658	20%
Target	$2,304,339,620	100%
Maximum	$2,880,424,525	200%
Our fiscal 2026 Total Revenue was $2.4 billion, resulting in a bonus payout percentage of 121.31%.
Mr. Knutson earned a bonus of $261,575 for this financial performance category, calculated as follows: $718,750 [Target Bonus] X 30% [weight for the performance category] X 121.31% [bonus payout percentage].
Mr. Larsen earned a bonus of $163,769 for this financial performance category, calculated as follows: $450,000 [Target Bonus] X 30% [weight for the performance category] X 121.31% [bonus payout percentage].

Long-Term Equity Incentive Awards
    Mr. Knutson received an award of 31,064 shares of restricted stock with a grant date fair value of $574,995 (31,064 shares at $18.51 per share, the closing price of our Common Stock on June 2, 2025). One-fourth of Mr. Knutson's calendar 2025 restricted stock award vests on each of April 1, 2026, 2027, 2028, and 2029, respectively.
Mr. Larsen received an award of 24,311 shares of restricted stock with a grant date fair value of $449,997 (24,311     shares at $18.51 per share, the closing price of our Common Stock on June 2, 2025). One-fourth of Mr. Larsen's calendar 2025 restricted stock award vests on each of April 1, 2026, 2027, 2028, and 2029, respectively.
    All awards of restricted stock were made under the Second Amended and Restated Titan Machinery Inc. 2014 Equity Incentive Plan (the "2014 Equity Plan"), which is administered by our Compensation Committee. Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of our management's interests with those of our stockholders, we may make future awards of long-term compensation in the form of stock options, restricted stock units (either time-based or performance-based), or restricted stock awards to our named executive officers and other key employees. In the future, we may, from time to time, make one-time awards to recognize promotion or consistent long-term contribution, or for specific incentive purposes. We may also make awards in connection with the hiring of new employees.
Other Benefits
    All of our named executive officers are eligible for health insurance, paid time off, 401(k) Company match and other benefits at the same levels provided to all of our full-time employees. In fiscal 2026, Mr. Knutson participated in an executive physical at the Mayo Clinic at an expense to the Company of $1,570.
Employment Agreements
    During fiscal 2026, we had written employment agreements with Bryan Knutson to serve as our President and Chief Executive Officer, and Robert Larsen to serve as our Chief Financial Officer.
Mr. Knutson’s current employment agreement has an initial three-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below under "Potential Payments Upon Termination or Change-In-Control". Pursuant to the agreement, Mr. Knutson is paid a base salary as established by our Compensation Committee and subject to ratification by the Board of Directors. As of January 31, 2026, Mr. Knutson's base salary is $575,000. The agreement provides that Mr. Knutson may receive yearly equity incentive awards in a dollar amount equal to his base salary, as further discussed above under "Long-Term Equity Incentive Awards," pursuant to terms, conditions and annual objectives established by our Compensation Committee. Mr. Knutson is also eligible for an annual performance cash bonus pursuant to terms, conditions and annual objectives established by the Compensation Committee. On June 5, 2025, the Company and Mr. Knutson entered into an amendment to Mr. Knutson's existing employment agreement with the Company. This amendment increased Mr. Knutson's annual cash bonus opportunity from an amount equal to 0% to 200% of his salary to a revised amount of 0% to 250% of his base salary. The amendment also increased Mr. Knutson's target annual cash bonus opportunity from 100% of his annual base salary to a revised amount of 125% of his base salary. Mr. Knutson is eligible to participate in any employee benefit plans and programs generally available to our employees.
Mr. Larsen’s current employment agreement has a rolling three-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below under "Potential Payments Upon Termination or Change-In-Control". Pursuant to the agreement, Mr. Larsen is paid a base salary as established by our Compensation Committee. As of January 31, 2026, Mr. Larsen's base salary was $450,000 per year. Mr. Larsen is also eligible for an annual performance cash bonus pursuant to terms, conditions and annual objectives established by the Compensation Committee. On June 5, 2025, the Company and Mr. Larsen entered into an amended and restated employment agreement with the Company. In addition to administrative changes to terms and conditions that do not materially affect Mr. Larsen’s compensation, the employment agreement accomplished the following: (i) increased Mr. Larsen’s base salary from $400,000 to $450,000; (ii) increased Mr. Larsen’s cash bonus opportunity from an amount equal to 0% to 150% of his base salary to a revised amount of 0% to 200% of his base salary; (iii) increased Mr. Larsen’s target annual cash bonus opportunity from 75% of his annual base salary to 100% of his annual base salary; (iv) provided that any long-term equity incentives to which Mr. Larsen may be entitled may consist of an award of restricted stock and/or restricted stock units; and (v) clarified that in the event of a Qualifying Termination or a Change in Control Termination occurring prior to any annual incentive bonus having been paid to Mr. Larsen under his employment agreement, the amount used for purposes of severance pay shall be the amount of Mr. Larsen’s target annual incentive bonus for the year in which such Qualifying Termination occurs. The agreement also provides that Mr. Larsen may receive yearly equity incentive awards in a dollar amount equal to his base salary, as further discussed above under "Long-Term Equity Incentive Awards," pursuant to terms, conditions and annual objectives established by our Compensation Committee. Mr. Larsen is eligible to participate in any employee benefit plans and programs generally available to our employees.

COMPENSATION COMMITTEE REPORT
    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

Members of the Compensation Committee
Jody Horner (Chair)
Frank Anglin
Tony Christianson
Richard Lewis
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    None of our Compensation Committee members was an officer or employee of the Company during fiscal 2026, has formerly been an officer of the Company, or has or had during fiscal 2026 any related party transaction relationship with our Company of a type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal 2026.
EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2026
    The table below sets forth certain information regarding compensation earned during the last three fiscal years by the Company's named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Bryan Knutson, President & Chief Executive Officer	2026	575,000	574,995	373,851	11,990	1,535,836
	2025	575,000	574,993	—	11,865	1,161,858
	2024	516,667	525,006	323,425	11,313	1,376,411

Robert Larsen, Chief Financial Officer	2026	450,000	449,997	234,063	11,750	1,145,810
	2025	440,000	449,995	—	11,600	901,595
	2024	413,333	419,999	258,740	11,317	1,103,389

(1)Amounts shown are not reduced to reflect the named executive officers' elections, if any, to contribute portions of their salaries to 401(k) plans.
(2)Amounts represent the grant date fair value of time-based restricted stock awards granted in each fiscal year. The fair value of these awards is determined based on the closing market price of the Company's stock on the date of grant. See the Grants of Plan-Based Awards for Fiscal 2026 table for further information regarding the equity awards granted in fiscal 2026 and the Outstanding Equity Awards at January 31, 2026 table for information regarding all outstanding equity awards.
(3)Amount represents the cash bonus compensation earned in each fiscal year under our annual performance cash bonus plan.
(4)For each fiscal year, amounts for Messrs. Knutson and Larsen represent a Company match to the 401(k) plan.

Grants of Plan-Based Awards for Fiscal 2026
    The following table sets forth information regarding awards to Messrs. Knutson and Larsen, our named executive officers, of plan-based awards (annual performance cash bonus and long-term equity incentive) in fiscal 2026:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock(#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum
Bryan Knutson	6/2/2025	143,750	718,750	1,437,500	31,064	574,995
Robert Larsen	6/2/2025	90,000	450,000	900,000	24,311	449,997
(1)Amounts shown in the table reflect the potential amount of annual performance cash bonuses that could have been earned in fiscal 2026 by Mr. Knutson and Mr. Larsen, based on meeting the threshold goals, target goals and maximum goals amounts, as defined in our fiscal 2026 annual performance cash bonus plan. Actual amounts earned by the named executive officers for fiscal 2026 are reported in the Summary Compensation Table on page 31 under the column entitled "Non-Equity Incentive Plan Compensation."
(2)Mr. Knutson and Mr. Larsen each received an award of restricted stock on June 2, 2025. The risk of forfeiture for these awards will lapse ratably on April 1st of each year from 2026 to 2029.
(3)This amount represents the grant date fair value of the restricted stock determined in accordance with FASB ASC Topic 718, Compensation-Stock Compensation.
Outstanding Equity Awards at January 31, 2026
    The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of January 31, 2026:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bryan Knutson	—	—	—	—	—	69,444	1,129,854	—	—
Robert Larsen	—	—	—	—	—	51,086	831,169	—	—
(1)For Mr. Knutson, 25,389 shares vest on April 1, 2026; 20,624 shares vest on April 1, 2027; 15,665 shares vest on April 1, 2028; and 7,766 shares vest on April 1, 2029. For Mr. Larsen, 16,520 shares vest on April 1, 2026; 16,227 shares vest on April 1, 2027; 12,259 shares vest on April 1, 2028; and 6,080 shares vest on April 1, 2029.
(2)The market value of the unvested shares has been computed using the closing price of our Common Stock of $16.27 on January 30, 2026 (the last trading day of fiscal 2026).

Option Exercises and Stock Vested for Fiscal 2026

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Bryan Knutson	—	—	20,585	349,122
Robert Larsen	—	—	10,441	177,079
(1)Represents shares of restricted stock as to which the risk of forfeiture lapsed on April 1, 2025.
(2)Calculated based on the closing share price of our Common Stock of $16.96 on April 1, 2025, the date the risk of forfeiture lapsed with regard to Mr. Knutson's 20,585 shares of restricted stock and Mr. Larsen's 10,441 shares of restricted stock.
Potential Payments upon Termination or Change-In-Control
    The following is a discussion of the agreements, plans or arrangements that provide for payments or benefits to our named executive officers in connection with any termination of employment or change in control of the Company.
    We are party to an employment agreement with Mr. Knutson which provides that if Mr. Knutson is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason" (in either case, not following a "change in control"): (a) we are obligated to pay severance in an amount equal to the sum of (i) his annual base salary, plus (ii) the amount of the average annual incentive bonus paid to Mr. Knutson in the three years preceding termination or such fewer number of years during which he has been employed in his current position or if he has not yet received an incentive bonus in his current position, then the target bonus under his employment agreement (125% of base salary); (b) his non-vested restricted equity awards that vest based solely on continued employment will vest; and (c) we are required to allow Mr. Knutson to continue to participate in our group medical and dental plans under the same cost sharing arrangement that applied on the last day of employment for a period of 12 months.
If such termination occurred on January 31, 2026, (not following a "change in control"), Mr. Knutson would have been entitled to a severance payment of $736,712.21 (paid in equal monthly installments over 12 months) calculated as follows: the sum of (i) the current base salary of $575,000, plus (ii) the amount of the average incentive bonus of $161,712 (the average of the incentive payment over the preceding three years or lesser number of years that he has served). In addition, the Company would pay for the employer share, in effect on the last day of employment, of the cost of his participation in our group medical and dental plans for the 12 month period following termination (as of January 31, 2026, the employer's share of the premium cost is $743.69 per month). Assuming a termination date of January 31, 2026, the value of the non-vested equity awards that would vest following the termination would be $1,129,854, calculated based upon the closing price of our Common Stock on January 30, 2026 of $16.27 (the actual vesting date and corresponding value of stock would be as of the first day following the release having become effective).
    If Mr. Knutson is terminated by the Company without "cause" within 12 months following a "change in control" or if he resigns for "good reason" within 12 months following a "change in control", the Company is obligated to pay severance in an amount equal to two times the sum of (i) the annual base salary then in effect, plus (ii) the amount of the average annual incentive bonus paid to Mr. Knutson in the three years preceding the termination or such lesser number of years served, or if he has not yet received an incentive bonus in his current position, then the target bonus under his employment agreement (125% of base salary). These severance payments would be made in 24 equal monthly installments. Also, Mr. Knutson's equity awards would become fully vested and earned as of the first day following the expiration of the rescission period under the release. If such termination occurs, we would also be required to allow Mr. Knutson to continue to participate in our group medical and dental plans under the same cost sharing arrangement that applied on the last day of employment for a period of 24 months following termination. If Mr. Knutson was terminated on January 31, 2026 following a "change in control", under the terms of his current employment agreement, he would have been entitled to a severance payment of $1,473,424 (paid in equal monthly installments over 24 months) calculated as follows: two times the sum of (i) the current base salary of $575,000, plus (ii) the amount of the average annual incentive bonus of $161,712. In addition, the Company would pay for the employer share, in effect on the last day of employment, of the cost of his participation in our group medical and dental plans for the 24 month period following termination (as of January 31, 2026, the employer's share of the premium cost is $743.69 per month). Assuming a termination date of January 31, 2026, the value of the equity awards that would vest following a change in control would be $1,129,854, calculated based upon the closing price of our Common Stock on January 30, 2026 of $16.27 (the actual vesting date and corresponding value of stock would be as of the first day following the release having become effective).
    Under Mr. Knutson's employment agreement, “cause” is defined to mean any of the following: (i) material breach of the employment agreement; (ii) willful refusal to perform assigned duties without justification, or willful misconduct or gross negligence in the performance of duties; (iii) a material breach of the Company’s material policies or codes of conduct or of material obligations under any other agreement; (iv) the willful engagement in dishonesty, fraud, illegal conduct, with respect to or in the course of the business or affairs of the Company, which materially and adversely harms the Company; (v) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and (vi) death or permanent disability. In addition, “good reason” is defined to mean any of the following: (i) the assignment to Mr. Knutson of material duties inconsistent with his status or position as President and Chief Executive Officer, or other action that results in a material change in Mr. Knutson's status, responsibilities, duties, authority, base salary, compensation, position, or change in reporting relationship; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; (iii) material breach by the Company of any terms or conditions of the employment agreement; or (iv) the failure of the Company to require a successor to assume the terms of the employment agreement. In addition, “change in control” is defined to mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iii) the sale of all or substantially all of the Company’s assets.
    Under the terms of the Company's various restricted stock agreements, if Mr. Knutson's employment with the Company terminated on account of his death, any unvested shares of restricted stock would become 100% vested. In addition, if Mr. Knutson's employment with the Company terminated on account of his disability or retirement, any unvested shares of restricted stock would become 100% vested. For this purpose, "disability" means that Mr. Knutson's employment is severed due to disability under the Company's long-term disability plan, and "retirement" means Mr. Knutson's retirement from the Company on or after attaining age 64 and completion of 5 years of service (or pursuant to early retirement with the consent of the Compensation Committee). Mr. Knutson is not currently retirement eligible under the restricted stock agreements. If Mr. Knutson's employment with the Company had terminated on January 31, 2026 on account of his death or disability, the value of the restricted stock awards that would have vested would be $1,129,854    .
    We are party to an employment agreement with Mr. Larsen, which provides that if Mr. Larsen is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason" (in either case, not following a "change in control"): (a) we are obligated to pay severance in an amount equal to the sum of (i) his annual base salary in effect on last day of employment, plus (ii) the amount of the average annual incentive bonus paid to Mr. Larsen in the three years preceding termination or such fewer number of years during which he has been employed in his current position or if he has not yet received an incentive bonus in his current position, then the target bonus under his employment agreement (100% of his salary); (b) his non-vested restricted equity awards that vest based solely on continued employment will vest; and (c) we are required to allow Mr. Larsen to continue to participate in our group medical and dental plans under the same cost sharing arrangement that applied on the last day of employment for a period of 12 months.
If such termination occurred on January 31, 2026, (not following a "change in control"), Mr. Larsen would have been entitled to a severance payment of $581,976 (paid in equal monthly installments over 12 months) calculated as follows: the sum of (i) the current base salary of $450,000, plus (ii) the amount of the average annual incentive bonus of $131,976 (the average of the incentive payment over the preceding three years or lesser number of years that he has served. In addition, the Company would pay the employer share, in effect on the last day of employment, of the cost of his participation in our group medical and dental plans for the 12 month period following termination (as of January 31, 2026, the employer's share of the premium cost was $1,822.05 per month). Assuming a termination date of January 31, 2026, the value of the non-vested equity awards that would vest following the termination would be $831,169, calculated based upon the closing price of our Common Stock on January 30, 2026 of $16.27 (the actual vesting date and corresponding value of stock would be as of the first day following the release having become effective).
    If Mr. Larsen is terminated by the Company without "cause" within 12 months following a "change in control" or if he resigns for "good reason" within 12 months following a "change in control", the Company is obligated to pay severance in an amount equal to two times the sum of (i) the annual base salary then in effect, plus (ii) the amount of the average annual incentive bonus paid to Mr. Larsen in the three years preceding the termination or such lesser number of years served, or if he has not yet received an incentive bonus in his current position, then the target bonus under his employment agreement (100% of base salary). These severance payments would be made in 24 equal monthly installments. Also, Mr. Larsen's time-based equity awards would become fully vested and earned as of the first day following the expiration of the rescission period under the release. If such termination occurs, we would also be required to allow Mr. Larsen to continue to participate in our group medical and dental plans under the same cost sharing arrangement that applied on the last day of employment for a period of 24 months following termination. If Mr. Larsen was terminated on January 31, 2026 following a "change in control", he would have been entitled to a severance payment of $1,163,952 (paid in equal monthly installments over 24 months) calculated as follows: two times the sum of (i) the current base salary of $450,000, plus (ii) the amount of the average annual incentive bonus of $131,976. In addition, the Company would pay In addition, the Company would pay the employer share, in effect on the last day of employment, of the cost of his participation in our group medical and dental plans for the 24 month period following termination (as of January 31, 2026, the employer's share of the premium cost was $1,822.05 per month). Assuming a termination date of January 31, 2026, the value of the equity awards that would vest on a change in control would be $831,169, calculated based upon the closing price of our Common Stock on January 30, 2026 of $16.27 (the actual vesting date and corresponding value of stock would be as of the first day following the release having become effective).
    Under Mr. Larsen's employment agreement, “cause” is defined to mean any of the following: (i) material breach of the employment agreement; (ii) willful refusal to perform assigned duties without justification, or willful misconduct or gross negligence in the performance of duties; (iii) a material breach of the Company’s material policies or codes of conduct or of material obligations under any other agreement; (iv) the willful engagement in dishonesty, fraud, illegal conduct, with respect to or in the course of the business or affairs of the Company, which materially and adversely harms the Company; (v) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and (vi) death or permanent disability. In addition, “good reason” is defined to mean any of the following: (i) the assignment to Mr. Larsen of material duties inconsistent with his status or position as Chief Financial Officer, or other action that results in a material change in Mr. Larsen's status, responsibilities, duties, authority, base salary, compensation, or position, or change in reporting relationship; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; (iii) material breach by the Company of any terms or conditions of the employment agreement; or (iv) the failure of the Company to require a successor to assume the terms of the employment agreement. In addition, “change in control” is defined to mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iii) the sale of all or substantially all of the Company’s assets.
    Under the terms of the Company's various restricted stock agreements, if Mr. Larsen's employment with the Company terminated on account of his death, any unvested shares of restricted stock would become 100% vested. In addition, if Mr. Larsen's employment with the Company terminated on account of his disability or retirement, any unvested shares of restricted stock would become 100% vested. For this purpose, "disability" means that Mr. Larsen's employment is severed due to disability under the Company's long-term disability plan, and "retirement" means Mr. Larsen's retirement from the Company on or after attaining age 64 and completion of 5 years of service (or pursuant to early retirement with the consent of the Compensation Committee). Mr. Larsen is not currently retirement eligible under the restricted stock agreements. If Mr. Larsen's employment with the Company had terminated on January 31, 2026 on account of his death or disability, the value of the restricted stock awards that would have vested would be $831,169.
    In order to receive the severance and continued benefits described above, each officer would be required to sign a release of claims against us, fulfill his non-competition and non-solicitation obligations, cooperate with transitioning his duties and execute a non-disparagement agreement with us. We have arrived at these terms based on the advice and experience of our advisors and directors, including their knowledge of practices and agreements at public companies.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table for Fiscal 2026
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), below is disclosure regarding executive compensation for our principal executive officer ("PEO," also known as our Chief Executive Officer) and our other named executive officer or officers and certain Company performance measures for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its compensation decisions for any of the fiscal years shown.

Fiscal Year (a)	Summary Compensation Table Total for PEO (1) (b)	Compensation Actually Paid to PEO (2) (c)	Average Summary Compensation Table Total for non-PEO NEOs (3) (d)	Average Compensation Actually Paid to non-PEO NEOs (4) (e)	Value of Initial Fixed $100 Investment Based on:		Net (Loss) Income (7) (Thousands) (h)	Adjusted Pre-Tax (Loss) Income (8) (Thousands) (i)
					Total Shareholder Return (5) (f)	Peer Group Total Shareholder Return (6) (g)
2026	1,535,836	1,335,992	1,145,810	1,007,378	52.82	145.58	(54,174)	(41,783)
2025	1,161,858	900,284	707,802	658,389	153.32	219.98	(36,911)	(40,335)
2024	503,959	503,959	1,239,900	842,774	218.92	157.55	112,441	146,926
2023	486,875	486,875	1,548,296	1,892,269	359.87	123.04	101,868	137,138
2022	483,700	483,700	1,391,515	1,850,998	252.25	152.98	66,047	88,136

(1)    The dollar amount reported in column (b) for fiscal years 2022-2024 is the amount of total compensation reported for David Meyer (our former Chief Executive Officer and current Chairman of the Board of Directors) for the corresponding year in the “Total” column of the Summary Compensation Table for fiscal years 2022-2024. The dollar amount in column (b) for fiscal years 2025-2026 are the amounts of total compensation reported for Bryan Knutson, our current President and Chief Executive Officer, in the “Total” column of the Summary Compensation Table for fiscal years 2025-2026.
(2)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Meyer, as Chief Executive Officer, for fiscal years 2022-2024 and to Bryan Knutson, as President and Chief Executive Officer, for fiscal years 2025-2026, as computed in accordance with Item 402(v) of SEC Regulation S-K. There were no adjustments to Mr. Meyer’s compensation as required by Item 402(v) of SEC Regulation S-K, because he did not receive any equity awards and did not have an accumulated pension benefit during any fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Knutson’s total compensation for fiscal years 2025-2026 to calculate the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO	Reported Grant Date Fair Value of Equity Awards	Equity Award Adjustments (a)	Compensation Actually Paid to PEO
2026	1,535,836	(574,995)	375,151	1,335,992
2025	1,161,858	(574,993)	313,419	900,284

Fiscal Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Dollar Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2026	505,411	(94,031)	—	(36,229)	—	—	375,151
2025	591,421	(219,250)	—	(58,752)	—	—	313,419
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s non-PEO named executive officer or officers, as applicable, as a group in the “Total” column of the Summary Compensation Table in each of fiscal years 2022-2026. The names of the non-PEO named executive officers included for purposes of calculating the average amounts in each applicable year are Robert Larsen (our CFO for fiscal year 2026; David Meyer (as Executive Chairman of the Board of Directors) and Mr. Larsen for fiscal year 2025; Bryan Knutson (as President and COO) and Mr. Larsen for fiscal year 2024; and Mr. Knutson, Mr. Larsen, and Mark Kalvoda (our former CFO) for fiscal year 2023 and Mr. Knutson and Mr. Kalvoda for fiscal year 2022.
(4)    The dollar amounts reported in column (e) represent the average “compensation actually paid” to the non-PEO named executive officers as a group, as computed in accordance with Item 402(v) of SEC Regulation S-K. For purposes of these calculations, note that Mr. Larsen was employed for the final three months of fiscal year 2023, November 1, 2022 through January 31, 2023, and Mr. Kalvoda was employed for the first 50 weeks of fiscal year 2023, February 1, 2022 through January 15, 2023. None of the non-PEO named executive officers had an accumulated pension benefit during any of the fiscal years. The “equity award adjustments” for each applicable year consist of the following: (i) adding the year-end fair value of any equity awards granted in the applicable year that were outstanding and unvested as of the end of the applicable year; (ii) adding the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any equity awards granted in prior years that were outstanding and unvested as of the end of the applicable year; (iii) for equity awards that were granted and vested in the same applicable year, adding the fair value of the equity awards as of the vesting date; (iv) for equity awards granted in prior years that vested in the applicable year, adding the amount equal to the change as of the vesting date (from the end of the prior year) in fair value of the equity awards; (v) for equity awards granted in prior years that were determined to fail to meet the applicable vesting conditions during the applicable year, deducting the amount equal to the fair value at the end of the prior year; and (vi) adding the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such equity awards or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the “equity award adjustments” are as follows:

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Grant Date Fair Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2026	1,145,810	(449,997)	311,565	1,007,378
2025	707,802	(224,998)	175,585	658,389
2024	1,239,900	(472,503)	75,377	842,774
2023	1,548,296	(183,338)	527,311	1,892,269
2022	1,391,515	(409,996)	869,479	1,850,998

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Fiscal Year	Average Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Dollar Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2026	395,540	(65,599)	—	(18,376)	—	—	311,565
2025	231,426	(50,026)	—	(5,815)	—	—	175,585
2024	477,144	(257,660)	—	(144,107)	—	—	75,377
2023	296,449	136,075	—	94,787	—	—	527,311
2022	365,072	396,174	—	108,233	—	—	869,479
(5)     Cumulative Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period (determined in accordance with Item 402(v) of SEC Regulation S-K), assuming dividend reinvestment, and the difference between the Company’s common share price at the end and the beginning of the measurement period by the Company’s common share price at the beginning of the measurement period.
(6)    Represents the S&P Retail Index cumulative TSR for the applicable performance period.

(7)    The dollar amounts reported represent the amount of net income (in thousands) reflected in the Company’s audited consolidated financial statements for the applicable year.
(8)    Adjusted Pre-Tax Income is defined as GAAP pre-tax income adjusted to exclude the pre-tax impact from gains or losses that occur outside of the ordinary course of our business during the applicable year. In fiscal 2026, our Adjusted Pre-Tax Income results were adjusted to exclude the expenses incurred by the Company related to the wind-down of our German business operations. In fiscal 2025, our Adjusted Pre-Tax Income results adjusted for Disqualified Sale Leaseback real estate purchases. In fiscal 2024, the results of the new Australian segment acquired in October 2023 were not included in the Adjusted Pre-Tax Income calculation. In fiscal 2023, the results of the Ukrainian entity were not included in the Adjusted Pre-Tax Income calculation due to the conflict between Russia and Ukraine. In years prior, other items such as fixed asset impairments, intangible asset impairments, and the foreign currency gain or loss of the hryvnia, Ukraine's local currency, were excluded as gains or losses that occurred outside of the ordinary course of business. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted Pre-Tax income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in this table) used by the Company to link compensation actually paid to the Company’s named executive officers for the most recently completed fiscal year, to the Company’s performance.
Financial Performance Measures
    As described in greater detail above, the Company’s executive compensation program includes performance based annual cash incentive awards. The Compensation Committee selects financial metrics for the annual cash incentive compensation awards based on the objective of incentivizing our named executive officers to increase stockholder value and as an incentive to achieve yearly financial results. Changes in stockholder value are reflected in compensation actually paid to our executives through the fair value of the Company’s equity awards. The most important financial performance measures used by the Company to link executive cash incentive compensation actually paid to the named executive officers for the most recently completed fiscal year, to the Company’s performance are as follows:
•    Return on Assets
•    Total Revenue
•    Adjusted Pre-Tax Income

    Analysis of the Information Presented in the Pay Versus Performance Table
    In accordance with Item 402(v) of SEC Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table for Fiscal 2026.
    Compensation Actually Paid and Cumulative TSR
    As demonstrated by the following graph, the amount of compensation actually paid to Mr. Meyer as Chief Executive Officer for fiscal years 2022-2024 was essentially flat, since he only received a base salary that was fairly constant throughout that period. The amount of compensation actually paid to Bryan Knutson, as President and Chief Executive Officer, for fiscal years 2025 and 2026 was $900,284 and $1,335,992, respectively. The average amount of compensation actually paid to the Company’s non-PEO named executive officers as a group and, with respect to fiscal years 2025 and 2026, our PEO is generally aligned with the Company’s cumulative TSR over the relevant period presented in the Pay Versus Performance Table for Fiscal 2026. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is due in large part to the fact that a significant portion of the compensation actually paid to the non-PEO named executive officers and, with respect to fiscal year 2026, our PEO is comprised of equity awards.
The following table details the Company’s cumulative TSR in comparison to the Index’s cumulative TSR for each of the measurement periods (determined in accordance with Item 402(v) of Section Regulation S-K).

Compensation Actually Paid and Net Income (Loss)
As demonstrated by the following table, the amount of compensation actually paid to Mr. Meyer as Chief Executive Officer for fiscal years 2022-2024 was essentially flat, since he only received a base salary that was fairly constant throughout that period. The amount of compensation actually paid to Mr. Knutson, as President and Chief Executive Officer, for fiscal years 2025 and 2026 was $900,284 and $1,335,992, respectively. The average amount of compensation actually paid to the Company’s non-PEO named executive officers as a group and, with respect to fiscal years 2025 and 2026, our PEO is generally aligned with the Company’s net income over the relevant period presented in the Pay Versus Performance Table for Fiscal 2026. The Company uses adjusted pre-tax net income (loss) as a performance measure in the overall executive compensation program, which is highly correlated to the measure of net income.
Compensation Actually Paid and Adjusted Pre-Tax Income (Loss)
As described in more detail above in this section, one of the three financial performance metrics used to determine the annual cash incentive payment is Adjusted Pre-Tax income. As demonstrated by the following table, the amount of compensation actually paid to Mr. Meyer, as Chief Executive Officer, for fiscal years 2022-2024 was essentially flat, since he only received a fairly constant base salary ($475,000 for the entire period up until June 1, 2023, when his base salary increased to $500,000). The amount of compensation actually paid to Mr. Knutson, as President and Chief Executive Officer, for fiscal years 2025 and 2026 was $900,284 and $1,335,992, respectively. The average amount of compensation actually paid to the Company’s non-PEO named executive officers as a group and, with respect to fiscal years 2025 and 2026, our PEO is generally aligned with the Company’s Adjusted Pre-Tax Income over the relevant period presented in the Pay Versus Performance Table for Fiscal 2026.

CEO Pay Ratio Disclosure
    As required by the Dodd-Frank Act, and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of the employee identified at median of our Company and the annual total compensation of Bryan Knutson, our President and Chief Executive Officer in fiscal year 2026.
    For fiscal year 2026:
•the annual total compensation of the employee identified at median of our Company (other than our President and Chief Executive Officer) was $77,945.93; and
•the annual total compensation of our President and Chief Executive Officer for purposes of determining the CEO pay ratio was $1,545,709.28.
    Based on this information, for fiscal year 2026, the ratio of the annual total compensation of Mr. Knutson, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 19.8 to 1.
    This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•When we determined our median employee as of December 31, 2025, our employee population consisted of approximately 3,711 individuals in the United States, Europe, and Australia. We selected December 31, 2025, which was within the last three months of fiscal year 2026, as the date upon which we would identify the "median employee" to allow sufficient time to identify the median employee given our international operations.
•We selected salary and wages as reported to the Internal Revenue Service on Form W-2 for our U.S. employees and used equivalent taxable income for our international employees as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. In addition, this approach allows us to reasonably compare compensation for our U.S. employees with that of our employees in Europe and Australia.
•Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2025.
•We did not annualize the pay of employees who were not employed by us for the entire fiscal year.
In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to SEC rules, except that we elected to include the Company-paid portion of a single health insurance premium and the Company-paid contribution to the employees' health savings account, which are normally excluded from the calculation of annual total compensation for purposes of the summary compensation table. As a result, Mr. Knutson’s compensation for purposes of the pay ratio calculation differs from the summary compensation table for fiscal year 2026 to reflect the inclusion of the Company-paid portion of a single health insurance premium and the Company-paid contribution to his health savings account, which are excluded for summary compensation table purposes.

Equity Compensation Plan Information
    The following table provides information regarding our equity compensation plans as of January 31, 2026:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	15,459	$—	727,882
Equity compensation plans not approved by security holders	—	—	—
Total	15,459	$—	727,882
(1)Amount includes the number of shares of Common Stock underlying unvested restricted stock units ("RSUs") granted to our European employees. Amount does not include unvested restricted stock awards granted to employees or non-employee directors.
(2)There is no exercise price for outstanding RSUs.
(3)Amount represents shares available as of January 31, 2026 for future issuance under the Second Amended and Restated 2014 Equity Plan, including through the issuance of restricted stock awards and RSUs.
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(PROPOSAL 2)
    In accordance with the Dodd-Frank, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our named executive officers in fiscal year 2026.
    Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this Proxy Statement. Stockholders are urged to read the Compensation Discussion and Analysis and to review the "Summary Compensation Table" and other related tables and narrative disclosure, which describe the compensation of our President and Chief Executive Officer, and our Chief Financial Officer in fiscal year 2026. The Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our goals. In addition, they believe the compensation of our named executive officers in fiscal year 2026 reflects and supports these compensation policies and procedures.
    Stockholders are being asked to vote on the following resolution:
"RESOLVED, that the stockholders of Titan Machinery Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables, and related narrative disclosures as contained in this Proxy Statement."
    This advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is required under Section 14A of the Exchange Act and is not binding on our Board. However, the Board and Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. The next advisory vote on the compensation of our named executive officers will be held at the 2027 Annual Meeting of Stockholders.
    THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE RESOLUTION SET FORTH IN THIS PROPOSAL 2.
AUDIT COMMITTEE REPORT
    In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
(1)reviewed and discussed the audited financial statements with management and the independent auditors;
(2)discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") and the SEC; and
(3)received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant's independence.

    Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.

Members of the Audit Committee: Richard Mack (Chair) Christine Hamilton Jody Horner
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
    Deloitte & Touche LLP has acted as the Company's independent registered public accounting firm for fiscal years 2026 and 2025.
Audit Fees
    The Company paid the following fees to Deloitte & Touche LLP in fiscal year 2026 and fiscal year 2025:

	2026	2025
Audit Fees (1)	$1,710,366	$1,923,261
Audit-Related Fees	31,000	16,800
Tax Fees	—	—
All Other Fees	—	—
Total	$1,741,366	$1,940,061
(1)    Audit Fees include professional services rendered in connection with the audit of our annual consolidated financial statements, audits of our internal control over financial reporting, quarterly reviews of financial statements, and statutory audits of certain of our international subsidiaries, as well as other SEC filings.
    Audit fees are for professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q filings or services that are normally provided by the independent registered public accounting firm in connection with regulatory filings with the SEC.
    Audit-related fees are primarily for the assurance and related services performed by our auditors that are reasonably related to the performance of the audit or review of the Company's financial statements. Fiscal year 2026 includes fees associated with review of a SEC letter and financial statement translation. Fiscal year 2025 includes fees associated with review of the Company's filing of a registration statement on Form S-8.
    Tax fees may include services such as tax compliance, tax advice and tax planning, amongst others. There were no such fees incurred during fiscal year 2026 or fiscal year 2025.
    All other fees relate to services provided by the independent registered public accounting firm that are not classified as audit fees, audit-related fees or tax fees. There were no such fees incurred during fiscal year 2026 or fiscal year 2025.
    Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm or any other auditing or accounting firm. During fiscal year 2026, the Audit Committee approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Independent Registered Public Accounting Firm. In making its decision to appoint Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm's independence and has determined that such services are compatible with maintaining Deloitte & Touche's independence.
RATIFICATION OF PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)
    The Audit Committee has selected Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027.
Our Bylaws do not require that our stockholders ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the fiscal year if it determines that a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present electronically at the virtual Annual Meeting. They will be given the opportunity to make a statement at the virtual Annual Meeting if they desire and are expected to be available electronically to respond to appropriate questions. Further information about the services provided by Deloitte & Touche LLP, including information about the fees paid to the firm during fiscal 2026, can be found under the heading "Fees of the Independent Registered Public Accounting Firm" above.
    THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2027.
OTHER BUSINESS
    Management knows of no other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS
    Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2027 Annual Meeting of Stockholders (the "2027 Annual Meeting") in accordance with Rule 14a-8 under the Exchange Act must be received by the Company at our principal executive offices no later than December 30, 2026 to be includable in the Company's Proxy Statement and related proxy for the 2027 Annual Meeting. Additionally, pursuant to the advance notice provisions of the Company's Bylaws, as amended, as authorized by applicable state law, in order for stockholders to present nominations or other business at the 2027 Annual Meeting, which is not submitted for inclusion in the Proxy Statement, a stockholder's notice of such nomination or other business must be received no earlier than February 8, 2027 and no later than March 10, 2027 and must be in a form that complies with the requirements set forth in the Company's Bylaws, as amended. In addition, to comply with the SEC's universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act.
FORM 10-K
    A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 31, 2026 (WITHOUT EXHIBITS), IS MADE AVAILABLE ALONG WITH THIS PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO ROBERT LARSEN, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.
Dated: April 29, 2026
West Fargo, North Dakota

QuickLinks
NOTICE OF ANNUAL MEETING
INTRODUCTION
GENERAL INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
BOARD OF DIRECTORS
ELECTION OF DIRECTORS (PROPOSAL 1)
NON-EMPLOYEE DIRECTOR COMPENSATION
SUSTAINABILITY
CORPORATE GOVERNANCE
CERTAIN RELATIONSHIPS & RELATED TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
PAY VERSUS PERFORMANCE
PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 - RATIFICATION OF PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
STOCKHOLDER PROPOSALS
FORM 10-K
PROXY CARD